                                                                EXHIBIT 10.15

                                                                [EXECUTION COPY]



                                U.S. $43,000,000

                              AMENDED AND RESTATED
                                CREDIT AGREEMENT

                            Dated as of June 2, 1993

                                     Among

                          CEDAR CHEMICAL CORPORATION,

                         NEW MEXICO POTASH CORPORATION

                                      and

                           VICKSBURG CHEMICAL COMPANY

                               Each as a Borrower

                       THE FIRST NATIONAL BANK OF BOSTON

                  NATIONSBANK OF GEORGIA, NATIONAL ASSOCIATION

                                      and

                 THE OTHER BANKS NAMED HEREIN FROM TIME TO TIME

                                   as Lenders

                                      and

                       THE FIRST NATIONAL BANK OF BOSTON

                                    as Agent

                        T A B L E  O F  C O N T E N T S


                                   ARTICLE I
                        DEFINITIONS AND ACCOUNTING TERMS


SECTION 1.01.   Certain Defined Terms  . . . . . . . . . .     1
SECTION 1.02    Computation of Time Periods  . . . . . . .    21
SECTION 1.03    Accounting Terms   . . . . . . . . . . . .    22


                                  ARTICLE II
                       AMOUNTS AND TERMS OF THE ADVANCES

SECTION 2.01.   The Advances   . . . . . . . . . . . . . .    23
SECTION 2.02.   Making the Revolving Credit Advances   . .    23
SECTION 2.03.   Fees   . . . . . . . . . . . . . . . . . .    26
SECTION 2.04.   Reduction of the Commitments   . . . . . .    26
SECTION 2.05.   Repayment  . . . . . . . . . . . . . . . .    26
SECTION 2.06.   Interest   . . . . . . . . . . . . . . . .    27
SECTION 2.07.   Prepayments and Cash Collateral  . . . . .    28
SECTION 2.08.   Increased Costs  . . . . . . . . . . . . .    29
SECTION 2.09.   Payments and Computations  . . . . . . . .    29
SECTION 2.10.   Sharing of Payments, Etc   . . . . . . . .    30
SECTION 2.11.   Use of Proceeds  . . . . . . . . . . . . .    31
SECTION 2.12.   Letters of Credit  . . . . . . . . . . . .    31
SECTION 2.13.   Sale and Purchase of Participations  . . .    34


                                  ARTICLE III
                                   GUARANTEE

SECTION 3.01.   Unconditional Guarantee  . . . . . . . . .    39
SECTION 3.02.   Guarantee Absolute   . . . . . . . . . . .    40
SECTION 3.03.   Waivers  . . . . . . . . . . . . . . . . .    41
SECTION 3.04.   Waiver of Subrogation and Contribution
                 of Cedar  . . . . . . . . . . . . . . . .    41
SECTION 3.05.   Right of Contribution of Potash and VCC  .    42
SECTION 3.06.   Survival   . . . . . . . . . . . . . . . .    42


                                  ARTICLE IV
                          CONDITIONS OF EFFECTIVENESS

SECTION 4.01.   Conditions Precedent to Effectiveness  . .    43
SECTION 4.02.   Conditions Precedent to Each Borrowing   .    46


                                   ARTICLE V
                        REPRESENTATIONS AND WARRANTIES

SECTION 5.01.   Representations and Warranties of the
                 Borrowers   . . . . . . . . . . . . . . .    47


                                   ARTICLE VI
                          COVENANTS OF THE BORROWERS


SECTION 6.01.   Affirmative Covenants  . . . . . . . . .      53
SECTION 6.02.   Negative Covenants   . . . . . . . . . .      60
SECTION 6.03.   Collection of Receivables  . . . . . . .      64


                                  ARTICLE VII
                               EVENTS OF DEFAULT

SECTION 7.01.   Events of Default  . . . . . . . . . . .      66


                                 ARTICLE VIII
                                   THE AGENT

SECTION 8.01.   Appointment of Agent   . . . . . . . . .      70
SECTION 8.02.   Delegation of Duties   . . . . . . . . .      70
SECTION 8.03.   Exculpatory Provisions   . . . . . . . .      70
SECTION 8.04.   Reliance by Agent  . . . . . . . . . . .      71
SECTION 8.05.   Notice of Default  . . . . . . . . . . .      71
SECTION 8.06.   Non-Reliance on Agent and Other Lenders.      72
SECTION 8.07.   Indemnification  . . . . . . . . . . . .      72
SECTION 8.08.   Agent in Its Individual Capacity   . . .      73
SECTION 8.09.   Successor Agent  . . . . . . . . . . . .      73
SECTION 8.10.   Notices from Agent to Lenders  . . . . .      73


                                  ARTICLE IX
                                 MISCELLANEOUS

SECTION 9.01.   Amendments, Etc.   . . . . . . . . . . .      74
SECTION 9.02.   Notices, Etc.  . . . . . . . . . . . . .      74
SECTION 9.03.   No Waiver; Remedies  . . . . . . . . . .      75
SECTION 9.04.   Costs, Expenses and Taxes  . . . . . . .      76
SECTION 9.05.   Right of Set-off   . . . . . . . . . . .      76
SECTION 9.06.   Binding Effect   . . . . . . . . . . . .      77
SECTION 9.07.   Assignments and Participations   . . . .      77
SECTION 9.08.   Governing Law; Consent to Jurisdiction .      80
SECTION 9.09.   Execution in Counterparts  . . . . . . .      80
SECTION 9.10.   Indemnification  . . . . . . . . . . . .      80
SECTION 9.11.   Effect of Amendment and Restatement of
                 Existing Credit Agreement   . . . . . .      81
SECTION 9.12.   Waiver of Jury Trial   . . . . . . . . .      81

Schedule I             -      Commitments and Lending Offices

Schedule 1.1           -      Existing Debt

Schedule 1.1           -      Existing Encumbrances

Schedule 1.1           -      Mortgages

Schedule 5.01(h)       -      Disclosed Litigation

Schedule 5.01(s)       -      Real Property

Schedule 5.01(t)       -      Leases of Real Property

Schedule 5.01(u)       -      Material Contracts

Schedule 5.01(v)       -      Loans, Advances and Other Investments

Schedule 5.01(w)       -      Patents, Trademarks, Trade Names, Etc.

Exhibit A-1     -    Form of Amended and Restated Revolving Credit
                     Note

Exhibit A-2     -    Form of Amended and Restated Term Loan Note

Exhibit B       -    Form of Borrowing Base Certificate

Exhibit C       -    Form of Notice of Borrowing

Exhibit D       -    Form of Assignment and Acceptance

Exhibit E-1     -    Form of Amended and Restated Cedar Security
                     Agreement

Exhibit E-2     -    Form of Amended and Restated Potash Security
                     Agreement

Exhibit E-3     -    Form of Amended and Restated VCC Security
                     Agreement

Exhibit F-1     -    Form of Mortgage Modification (Mississippi)

Exhibit F-2     -    Form of Mortgage Modification (New Mexico)

Exhibit F-3     -    Form of Mortgage Modification (Arkansas)

Exhibit G       -    Form of Opinion of Counsel for the Borrowers
                     (Apperson, Crump)

Exhibit H-1     -    Form of Opinion of Mississippi Local Counsel
                     to the Lenders

Exhibit H-2     -    Form of Opinion of New Mexico Local Counsel
                     to the Lenders

Exhibit H-3     -    Form of Opinion of Arkansas Local Counsel to
                     the Lenders

Exhibit H-4     -    Form of Opinion of Rubin Baum Levin Constant
                     & Friedman Counsel to Nine West [and TRI]

Exhibit I       -    Form of Notice of Creation of Permitted
                     Encumbrance

Exhibit J       -    Form of Amended and Restated Pledge Agreement

Exhibit K       -    Form of Settlement Report

Exhibit L       -    Form of Compliance Certificate

                              AMENDED AND RESTATED
                                CREDIT AGREEMENT

                            Dated as of June 2, 1993


           CEDAR CHEMICAL CORPORATION, a Delaware corporation ("Cedar"), NEW MEXICO POTASH CORPORATION, a New Mexico corporation ("Potash"), VICKSBURG CHEMICAL COMPANY, a Delaware corporation ("VCC" and together with Cedar and Potash, the "Borrowers", and each individually a "Borrower"), THE FIRST NATIONAL BANK OF BOSTON ("Bank of Boston") and NATIONSBANK OF GEORGIA, NATIONAL ASSOCIATION (together with any other financial institutions which may be parties hereto from time to time, the "Lenders"), and BANK OF BOSTON, as agent (in such capacity, together with any successor appointed pursuant to Article VIII, the "Agent") for the Lenders hereunder, agree as follows:

                             Preliminary Statements

           The Borrowers, the Lenders (by assignment), and the Agent (as successor to Citibank, N.A. in such capacity), are parties to the Existing Credit Agreement (as hereinafter defined).

           The Borrowers have requested, among other things, that the Revolving Credit Commitments, under and as defined in the Existing Credit Agreement, be increased and that the Revolving Credit Termination Date, under and as defined in the Existing Credit Agreement, be extended, and the Lenders have agreed to such requests, upon and subject to all of the terms, conditions and provisions of this Agreement.

           In order to reflect such modifications, as well as certain other modifications to the Existing Credit Agreement agreed on by the Borrowers, the Lenders and the Agent, in a single document, the Borrowers, the Lenders and the Agent have agreed to amend and restate the Existing Credit Agreement in its entirety as hereinafter set forth but nothing herein is intended as, or shall be deemd to be a repayment of the indebtedness outstanding under the Existing Credit Agreement or a novation.

                                   ARTICLE I

                        DEFINITIONS AND ACCOUNTING TERMS

           SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

           "Adjusted Net Worth" has the meaning specified in SECTION 6.01(m).

           "Advance" means a Revolving Credit Advance or a Term Loan Advance.

           "Affiliate" means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term "control" (including the terms "controlling," "controlled by" and "under common control with") of a Person means the possession, direct or indirect, of the power to vote 5% or more of the securities having ordinary voting power for the election of directors of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

           "Agency Account" means an account of a Borrower maintained by it with a Clearing Bank pursuant to an Agency Account Agreement.

           "Agency Account Agreement" means an agreement among a Borrower, the Agent and a Clearing Bank, in form and substance satisfactory to the Agent, concerning the collection of payments which represent the proceeds of Receivables or of any other Collateral.

           "Agent" has the meaning specified in the recital of parties to this Agreement.

           "Agent's Office" means the office of the Agent specified in or determined in accordance with the provisions of SECTION 9.02.

           "Aggregate Borrowing Base" means, at any time, the lesser of:

           (a) the aggregate Revolving Credit Commitments at such time, and

           (b) the sum of

           (i) the sum of the amounts determined pursuant to clause (a) of the definition "Borrowing Base" for all Borrowers at such time, PLUS

           (ii) the lesser of (x) $12,500,000 and (y) the sum of the amounts determined pursuant to clause (b) of the definition "Borrowing Base" for all Borrowers at such time, MINUS

           (iii) the Letter of Credit Reserve.

           "Applicable Margin" means 3/4 of 1% per annum for Revolving Credit Advances and 1-1/4% per annum for Term Loan Advances.

           "Assignment and Acceptance" means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Agent, in substantially the form of EXHIBIT D hereto.

           "Authorized Officer" means the Executive Vice President or the Treasurer of Cedar or such other Person as may be designated by them in writing to the Agent.

           "Base Rate" means at any time the greater of (i) the rate of interest announced from time to time by Bank of Boston at its head office at 100 Federal Street, Boston, Massachusetts 02110 as its "base rate" at such time and (ii) the Federal Funds Rate at such time (rounded upwards, if necessary, to the next higher 1/8 of 1%), plus 1/2 of 1% per annum.

           "Borrower's Account" means, for Cedar, the account of Cedar maintained with Bank of Boston at its office at 100 Federal Street, Boston, Massachusetts 02110, Account No. 80-013-898; for Potash, the account of Potash maintained at such location, Account No. 80-013-900; and, for VCC, the account of VCC maintained at such location, Account No. 80-014-006.

           "Borrowing" means a borrowing consisting of Revolving Credit Advances made on the same day by the Lenders.

           "Borrowing Base" of any Borrower means, at any time, the sum of:

           (a) 85% (or such lesser percentage as the Agent in its reasonable discretion shall determine) of Eligible Receivables of such Borrower at such time, PLUS

           (b) 50% (or such lesser percentage as the Agent in its reasonable discretion shall determine) of the value of Eligible Inventory of such Borrower at such time, MINUS

           (c) the aggregate face amount of all Letters of Credit issued for the account of such Borrower and outstanding at such time.

           "Borrowing Base Certificate" means a certificate in the form attached hereto as EXHIBIT B.

           "Business Day" means a day of the year on which banks are not required or authorized to close in Boston, Massachusetts or Atlanta, Georgia.

           "Capital Expenditure Debt" means, at any time, the aggregate amount of all Debt (including Capital Lease Obligations), other than Debt outstanding under the Loan Documents, of any Borrower at such time, which Debt was assumed or incurred to finance Capital Expenditures, and Debt, other than Debt outstanding under the Loan Documents, the proceeds of which are used to repay Capital Expenditure Debt.

           "Capital Expenditure Lien" means any purchase money or other Lien confined exclusively to property acquired by a Borrower with the proceeds of Capital Expenditure Debt, securing only the repayment of such Capital Expenditure Debt.

           "Capital Expenditures" means, for any period, the aggregate of (a) all expenditures during such period for equipment, fixed assets, real property or improvements, or for replacements or substitutions therefor or additions thereto, that have a useful life of more than one year PLUS (b) the entire principal amount of any Debt (including Capital Lease Obligations) assumed or incurred in connection with any such expenditures (which principal amounts are not already included as expenditures under clause (a) above).

           "Capital Lease Obligations" has the meaning specified in clause (v) of the definition of "Debt."

           "Cedar Security Agreement" means the Amended and Restated Security Agreement dated on or about the Effective Date between Cedar and the Agent in substantially the form of EXHIBIT E-1, as the same may be amended, modified, supplemented or restated from time to time.

           "Cedar Subordinated Debt" means the subordinated loan made to Cedar by TRI on September 15, 1988 pursuant to the Subordinated Debt Agreement.

           "Clearing Bank" means Bank of Boston and any other banking institution with which an Agency Account has been established pursuant to an Agency Account Agreement.

           "Code" means the Internal Revenue Code of 1986, as amended.

           "Collateral" means all "Collateral" referred to in the Collateral Documents and all other property that is subject to any Lien in favor of the Agent or the Lenders.

           "Collateral Documents" means each Security Agreement, the Pledge Agreement and each Mortgage.

           "Commitment" has the same meaning as "Revolving Credit Commitment" and is used interchangeably with the term "Revolving Credit Commitment."

           "Compliance Certificate" has the meaning specified in SECTION 6.01(p)(iii).

           "Consolidated" refers to the consolidation of financial accounts in accordance with GAAP.

           "Consolidated Subsidiaries" means, as to Cedar, each of Potash and VCC and any other Subsidiaries of Cedar whose accounts are at the time in question, in accordance with GAAP and pursuant to the written consent of the Majority Lenders, which consent may be withheld in their absolute discretion conditioned upon, among other things, the execution and delivery of guaranties, security agreements, mortgages and other documents required by the Majority Lenders in their absolute discretion, Consolidated with those of Cedar.

           "Controlled Disbursement Account" means each of the Borrower's Accounts and each account maintained by and in the name of a Borrower with a United States commercial bank (each, a "Disbursing Bank") for the purposes of disbursing the proceeds of Revolving Credit Advances and any amounts deposited thereto pursuant to SECTION 6.03(b).

           "Current Assets" of any Person means all assets of such Person that would, in accordance with GAAP, be classified as current assets of a company conducting a business the same as or similar to that of such Person, after deducting adequate reserves in accordance with GAAP for a company conducting a business the same as or similar to that of such Person.

           "Current Liabilities" of any Person means (a) all Debt of such Person that by its terms is payable on demand or matures within one year from the date of its creation (excluding any Debt constituting any portion of any Revolving Credit Advances), (b) all amounts required to be paid or prepaid with respect to any Funded Debt of such Person (including the Debt in respect of the Term Loan Advances) within one year after such date and (c) all other items (including taxes accrued as estimated, but excluding the current portion of deferred revenue) that in accordance with GAAP for a company conducting a business the same as or similar to that of such Person would be classified as current liabilities of such Person.

           "Debt" of any Person means all (i) indebtedness of such Person, including for borrowed money, (ii) obligations of such

Person for the deferred purchase price of property or services (other than trade payables of such Person incurred in the ordinary course of its business),
(iii) obligations of such Person evidenced by any note, loan, bond, debenture or other similar instrument, (iv) obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (v) obligations of such Person as lessee under leases (whether in respect of land, machinery, equipment or otherwise, but excluding rentals under any operating leases) that have been or should be, in accordance with GAAP, recorded as capital leases ("Capital Lease Obligations"), (vi) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (vii) obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (viii) all obligations for production or royalty payments from property operated by or on behalf of such Person and other similar arrangements with respect to natural resources, (ix) obligations under direct or indirect guarantees (other than the Guarantee) in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others referred to in clauses (i) through (viii) above, and (x) liabilities in respect of unfunded vested benefits under plans covered by Title IV of ERISA. Debt of any Borrower includes but is not limited to any Debt owed to any other Borrower or to TRI.

           "Default" means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

           "Determination Date" means, with respect to each of Potash and VCC, the earlier of (a) the date of commencement of a case under Title 11 of the United States Code in which such party is a debtor and (b) the date enforcement of the Guarantee is sought with respect to such party.

           "Disclosed Litigation" has the meaning specified in SECTION 4.01(b).

           "EBIT" of any Person for any period means, net income of such Person for such period, plus the amount of interest expense and income tax expense deducted in computing such net income.

           "EBITDA" of any Person for any period means, EBIT of such Person for such period, plus depreciation, depletion and amortization expense deducted in computing such EBIT.

           "EBIT Coverage" has the meaning specified in SECTION 6.01(k).

           "Effective Date" means the later of the date of this Agreement and the date on which all of the conditions set forth in ARTICLE IV are first satisfied.

           "Eligible Assignee" means (a) a commercial bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $3,000,000,000 and a combined capital and surplus of at least $150,000,000; (b) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $3,000,000,000 and a combined capital and surplus of at least $150,000,000; (c) a commercial bank organized under the laws of any other country that is a member of the OECD, or a political subdivision of any such country, and having total assets in excess of $3,000,000,000 and a combined capital and surplus of at least $150,000,000, PROVIDED that such bank is acting through a branch or agency located in the country in which it is organized or another country that is also a member of the OECD; (d) the central bank of any country that is a member of the OECD; (e) a finance company, insurance company or other financial institution or fund engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business, organized under the laws of the United States or any State thereof and having assets in excess of $500,000,000; (f) any other financial institution or fund which the Agent and Cedar agree may become an Eligible Assignee; and (g) any Affiliate of an assignor of an interest hereunder.

           "Eligible Inventory" means, as to each Borrower, Inventory of such Borrower which the Agent in its reasonable discretion determines to meet all of the following requirements:

           (a) such Inventory is owned by such Borrower, is stored at a location listed on Schedule III to such Borrower's Security Agreement, is subject to the Security Interest, which is perfected as to such Inventory, and is subject to no other Lien whatsoever other than a Permitted Lien,

           (b) such Inventory consists of raw materials or finished goods and not work-in-process,

           (c) such Inventory meets all standards imposed by any Governmental Authority having regulatory authority over such goods, their use or sale,

           (d) such Inventory is currently either usable or salable at prices approximating at least cost in the ordinary course of such Borrower's business,

           (e)  such Inventory is not obsolete or returned or repossessed goods,

           (f) such Inventory is in the possession and control of such Borrower and not any third party,

           (g) if such Inventory is located on property leased by such Borrower (other than a public warehouse), the lessor of such property shall have entered into a consent and agreement providing the Agent with the right to receive notice of default, the right to repossess such Inventory at any time and such other rights as may be acceptable to the Agent, and

           (h) such Inventory is not determined by the Agent, on behalf of the Lenders, to be ineligible based on customary credit and collateral criteria utilized by asset based lenders.

           "Eligible Receivable" means, to each Borrower, a Receivable of such Borrower which the Agent in its reasonable discretion determines to meet all of the following requirements:

           (a) such Receivable is owned by such Borrower and represents a complete bona fide transaction in the ordinary course of such Borrower's business which requires no further act under any circumstances on the part of such Borrower to make such Receivable payable by the account debtor thereon,

           (b) such Receivable does not remain unpaid more than 30 days past the original due date nor, unless such Receivable is fully backed by an irrevocable letter of credit issued or confirmed by a U.S. commercial bank having combined capital and surplus of not less than $150,000,000, is the original due date of such Receivable more than 180 days past the date of the original invoice giving rise to such Receivable,

           (c) the goods the sale of which gave rise to such Receivable were shipped or delivered to the account debtor on an absolute sale basis and not on a bill and hold sale basis, a consignment sale basis, a guaranteed sale basis, a sale or return basis, or on the basis of any other similar understanding and no material part of such goods has been returned or rejected, PROVIDED that this clause (c) shall not apply to Receivables of VCC arising under the N-204 Contract nor to Receivables arising out of the sale of goods covered by one or more "inventory protection" programs maintained by such Borrower, of which such Borrower has notified the Agent (in a Borrowing Base Certificate or otherwise in writing), and in connection with which the Agent shall have established such reserves against the Borrowing Base of such Borrower as the Agent deems appropriate,

           (d) such Receivable is not evidenced by chattel paper or an instrument of any kind unless such chattel paper or instrument has been collaterally assigned to the Agent, for the benefit of itself as Agent and the Lenders, pursuant to an assignment in form and substance satisfactory to the Agent and is in the possession of the Agent,

           (e) the account debtor with respect to such Receivable is not insolvent or the subject of any bankruptcy or insolvency proceedings of any kind or of any other proceeding or action, threatened or pending, which might, in the Agent's reasonable judgment, have a materially adverse effect on such account debtor,

           (f) such Receivable is not owing by an account debtor having 25% or more in face value of its then-existing accounts owing to such Borrower past due more than 60 days from the due date of the original invoice,

           (g) such Receivable is not owing by an account debtor whose then-existing accounts owing to such Borrower exceed in face amount 20% of such Borrower's total Eligible Receivables, PROVIDED that for the purpose of this clause (g), only the Receivables of such account debtor in excess of 20% of such Borrower's total Eligible Receivables shall be deemed to be ineligible and, PROVIDED FURTHER, that this clause (g) shall not apply to Receivables arising under a Material Contract that has been assigned to the Agent as security,

           (h) if such Receivable arises from the performance of services, such services have been fully rendered and do not relate to any warranty claim or obligation,

           (i) such Receivable is not owing by an account debtor that is located outside of the United States of America, unless such Receivable is fully backed by an irrevocable letter of credit issued or confirmed by a U.S. commercial bank having combined capital and surplus of not less thatn $150,000,000, PROVIDED that this clause (i) shall not apply to Receivables of such Borrower in an aggregate amount equal to $750,000 or less,

           (j) such Receivable is a valid, legally enforceable obligation of the account debtor with respect thereto,

           (k) such Receivable is subject to the Security Interest, which is perfected as to such Receivable, and is subject to no other Lien whatsoever other than a Permitted Lien,

           (l) such Receivable is evidenced by an invoice or other documentation in form acceptable to the Agent,

           (m) the Receivable (including any Receivable arising under the N-204 Contract) is not subject to the Assignment of Claims Act of 1940, as amended from time to time, or any Applicable Law now or hereafter existing similar in effect thereto, or to any other prohibition (under Applicable Law, by contract or otherwise) against its assignment or requiring notice of or consent to such assignment, unless all such required notices have been given, all such required consents have been received and all other procedures have been complied with such that such Receivable shall have been duly and validly assigned to the Agent, for the benefit of the Lenders,

           (n) the goods giving rise to such Receivable were not, at the time of the sale thereof, subject to any Lien, except the Security Interest and Permitted Liens,

           (o) such Borrower is not in breach of any express or implied representation or warranty with respect to the goods the sale of which gave rise to such Receivable nor in breach of any representation or warranty, covenant or other agreement contained in the Loan Documents with respect to such Receivable,

           (p) such Receivable does not arise out of any transaction with any Subsidiary, Affiliate, creditor, tenant, lessor or supplier of such Borrower and is not subject to any present or contingent (and no facts exist which are the basis for any future) offset, deduction or counterclaim, dispute or other defense on the part of such account debtor, EXCEPT (i) if such Person has waived any right of set-off or defense in a manner acceptable to the Agent or (ii) to the extent that the value (as determined in the reasonable discretion of the Agent) of any such Receivable exceeds the potential amount (as determined in the reasonable discretion of the Agent) of any unwaived set-off or defense against such Receivable,

           (q) such Receivable does not arise out of finance or similar charges by such Borrower or other fees for the time value of money,

           (r) the account debtor with respect to such Receivable is not located in New Jersey or any other state denying creditors access to its courts in the absence of qualification to transact business in such state or the filing of a Notice of Business Activities Report or other similar filing, unless such Borrower has either qualified as a foreign corporation authorized to transact business in such state or has filed a Notice of Business Activities Report or similar filing with the applicable state agency for the then current year, and

           (s) neither the account debtor with respect to such Receivable, nor such Receivable, is determined by the Agent, on behalf of the Lenders, to be ineligible based on customary credit and collateral criteria utilized by asset based lenders.

           "Environmental Law" means any present or future law, statute, code, ordinance, rule, regulation, permit, consent, approval, license, judgment, order, writ, decree, injunction, award or other authorization or requirement, extraordinary as well as ordinary (including but not limited to any requirement to register underground storage tanks), of any Governmental Authority relating to treatment, storage, handling, transportation, disposal, manufacturing, sale, emissions, discharges, releases or threatened releases of pollutants, contaminants or hazardous or toxic materials or wastes into ambient air, surface water, ground water, publicly owned treatment works, septic systems or land, or otherwise relating to pollution or to the protection of health or the environment.

           "Equipment" means all Equipment described in Section 1 of each Security Agreement.

           "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

           "ERISA Affiliate" means, as to each Borrower, any Person that for purposes of Title IV of ERISA is a member of such Borrower's controlled group, or under common control with such Borrower, within the meaning of Section 414 of the Code and the regulations promulgated and rulings issued thereunder.

           "ERISA Event" means, as to each Borrower, (a) a reportable event, within the meaning of Section 4043 of ERISA, unless the 30-day notice requirement with respect thereto has been waived by the PBGC; (b) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (c) the cessation of operations at a facility in the circumstances described in Section 4068(f) of ERISA; (d) the withdrawal by such Borrower or an ERISA Affiliate of such

Borrower from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (e) the failure by the Borrower or any ERISA Affiliate to make a payment to a plan required under Section 302(f)(1) of ERISA; (f) the adoption of an amendment to a Plan requiring the provision of security to such Plan, pursuant to Section 307 of ERISA; or (g) the institution by the PBGC of proceedings to terminate a Plan, pursuant to Section 4042 of ERISA, or the occurrence of any event or condition that might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, a Plan.

           "Events of Default" has the meaning specified in SECTION 7.01.

           "Existing Credit Agreement" means the Credit Agreement dated as of November 30, 1989, as amended by Amendment No. 1 dated as of August 15, 1990, by Amendment No. 2 dated as of August 15, 1991, and by Amendment No. 3 dated as of December 31, 1992, between the Borrowers, the Lenders as the "Lenders" (by assignment) thereunder, and Bank of Boston, as the agent for such "Lenders".

           "Existing Debt" means Debt of a Borrower outstanding as of the date of this Agreement to the extent set forth in SCHEDULE 1.1 - EXISTING DEBT hereto.

           "Existing Encumbrances" means all Liens affecting property of any kind of the Borrowers existing on the date hereof as set forth in SCHEDULE 1.1
- - EXISTING ENCUMBRANCES hereto.

           "Extension of Credit" means, as to each of Potash and VCC, (i) all Advances made to each other Borrower under any Loan Document, (ii) all Letters of Credit issued for the account of each other Borrower under any Loan Document, (iii) all bankers' acceptances created for the account of each other Borrower under any Loan Document and (iv) all other extensions of credit to or for the benefit of each other Borrower under any Loan Document.

           "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve system arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by Bank of Boston from three federal funds brokers of recognized standing selected by it.

           "Fixed Charge Coverage" has the meaning specified in SECTION 6.01(1).

           "Funded Debt" of any Person means Debt of such Person that (i) matures more than one year from the date of its creation or (ii) matures within one year from such date but is renewable or extendible, at the option of the debtor, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including, without limitation, all amounts of Funded Debt required to be paid or prepaid within one year from the date of its creation and, when applied to a Borrower, all Debt in respect of the Advances to it.

           "GAAP" has the meaning specified in SECTION 1.03.

           "Governmental Authority" means any nation or government, any state or other political subdivision thereof and any entity, now existing or hereafter created, having jurisdiction over a Borrower or any of its property or any part thereof, exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

           "Guarantee" has the meaning specified in SECTION 3.01.

           "Guaranteed Obligations" has the meaning specified in SECTION 3.01.

           "Hazardous Materials" means all materials subject to any Environmental Law, including, without limitation, materials listed and defined as hazardous or toxic pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section Section 9601, et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Section Section 1801, et seq.), the Resource Conservation and Recovery Act of 1976, as amended (42 U.S.C. Section Section 6901, et seq.), and the regulations adopted and publications promulgated pursuant thereto, including flammable, explosive or radioactive materials, hazardous or toxic wastes or substances, petroleum or petroleum distillates or asbestos or material containing asbestos.

           "Insufficiency" means, with respect to any Plan, the amount, if any, of its unfunded benefit liabilities within the meaning of Section 4001(a)(18) of ERISA.

           "Issuing Bank" means Bank of Boston as the issuer of Letters of Credit.

           "Inventory" means all Inventory described in Section 1 of each Security Agreement.

           "Leasehold" has the meaning specified in SECTION 5.01(t).

           "Lenders" means the Persons listed on the signature pages hereof under the caption "Lenders" and each Eligible Assignee that shall become a party hereto pursuant to SECTION 9.07.

           "Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Lending Office" opposite its name on SCHEDULE I hereto or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrowers and the Agent.

           "Letter of Credit" and "Letters of Credit" mean, respectively, any one or more than one of the letters of credit issued for the account of a Borrower pursuant to SECTION 2.12, whether issued by or through the actions of the Issuing Bank, as the same may be transferred, renewed, modified, amended or restated from time to time in the manner provided therein.

           "Letter of Credit Advance" has the meaning specified in SECTION 2.12(d).

           "Letter of Credit Reserve" means, at any time, an amount equal to 100% of the aggregate face amount of all Letters of Credit outstanding at such time.

           "Liabilities" of any Person means the total amount of all items that would be classified as liabilities on a balance sheet prepared of such Person in accordance with GAAP.

           "Lien" means any lien (including, without limitation, any lien imposed pursuant to Section 107(f) of the Superfund Amendments and Reauthorization Act of 1986 or any similar Environmental Law), security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

           "Loan Documents" means this Agreement, the Notes, the Letters of Credit, the Collateral Documents, and the Assignment (as defined in the Cedar Security Agreement or the VCC Security Agreement) of the N-204 Contract.

           "Majority Lenders" means at any time Lenders owed at least 75% of the then aggregate unpaid principal amount of the Advances owing to Lenders or, if no such principal amount is then outstanding, Lenders having at least 75% of the Commitments.

           "Material Contract" means, as to any Person, each contract to which such Person is a party involving aggregate consideration payable to or by such Person of $4,500,000 or more or otherwise material to the business, condition (financial or otherwise), operations, performance, properties or prospects of such Person.

           "Maturity Date" means November 30, 1995.

           "Maximum Guaranteed Amount" means, as to each of Potash and VCC as of the Determination Date for such party, the greatest of (i) an amount equal to the sum of each Extension of Credit (or portion thereof) the proceeds of which are used to make a Valuable Transfer to such party PLUS interest on such amount at the highest rate then applicable under this Agreement, (ii) 95% of the Net Worth, As Adjusted, of such party on the Effective Date before giving effect to any Extensions of Credit made on such date and (iii) 95% of the Net Worth, as Adjusted, of such party at the Determination Date for such party. For purposes hereof, the proceeds of an Extension of Credit (or portion thereof) are considered to be used to make a "Valuable Transfer" to either of Potash or VCC if such proceeds are used to (i) make a loan, advance or capital contribution to such party, (ii) acquire from such party debt securities or other obligations of such party, (iii) acquire property, any interest in which is transferred to either of Potash or VCC (but only to the extent of the economic benefit to such party of the interest so transferred), (iv) purchase equity securities of such party or (v) otherwise confer, directly or indirectly, an economic benefit on such party (but only to the extent of such benefit).

           "Modified Debt" means, at any time, the aggregate amount (but without duplication) of the Consolidated Funded Debt of Cedar and its Consolidated Subsidiaries (including current maturities thereof) at such time, the aggregate outstanding principal amount of all Advances at such time, the outstanding principal amount of the Cedar Subordinated Debt at such time, and the aggregate amount of all other obligations of any Borrower to TRI, but excluding any deferred dividend obligation owing to TRI at such time.

           "Mortgage" means each Mortgage, Leasehold Mortgage, Deed of Trust, Leasehold Deed of Trust, Assignment of Rents and Financing Statement described on SCHEDULE 1.1 - MORTGAGES, as further amended or modified from time to time in accordance with the terms thereof.

           "Mortgage Modification" means, as to each Mortgage, a modification or amendment substantially in the form of EXHIBIT F-1, F-2 or F-3, as appropriate.

           "Multiemployer Plan" means a multiemployer plan, as defined in
Section 4001(a)(3) of ERISA, to which a Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions, such plan being maintained pursuant to one or more collective bargaining agreements.

           "Multiple Employer Plan" means a single employer plan, as defined in
Section 4001(a)(15) of ERISA, that (a) is maintained for employees of a Borrower or an ERISA Affiliate and at least one Person other than a Borrower and its ERISA Affiliates or (b) was so maintained and in respect of which a Borrower or an ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

           "N-204 Contract" means that certain contract dated November 30, 1990, between Cedar and the United States of America through the Department of the Air Force for a term of five years beginning November 30, 1990, as assigned by Cedar to VCC pursuant to a Novation Agreement dated as of January 1, 1993 (Contract No. F41608-90-D-2268).

           "Net Cash Proceeds" means, with respect to any sale, lease, transfer or other disposition of any asset by any Person, the aggregate amount of cash received or receivable by such Person in connection with such transaction after deducting therefrom only (i) reasonable and customary brokerage commissions, legal fees, finder's fees and other similar fees and commissions, (ii) amounts paid in respect of Debt permitted under SECTION 6.02(b), to the extent such Debt is secured by a Lien on such asset, which Lien is senior in priority to the Liens arising under the Loan Documents, and (iii) the amount of taxes payable in connection with or as a result of such transaction, but in each case to the extent, and only to the extent, that the amounts so deducted are, at the time of receipt of such cash or thereafter, paid to a Person that is not an Affiliate of such Person and are properly attributable to such transaction or to the asset that is the subject thereof.

           "Net Interest Expense" has the meaning specified in SECTION 6.01(k).

           "Net Outstandings" of any Lender means, at any time, the sum of (a) all amounts paid by such Lender (other than pursuant to SECTION 8.07) to the Agent in respect of Borrowing consisting of Revolving Credit Advances or otherwise under this Agreement, MINUS (b) all amounts paid by the Agent to such Lender which are received by the Agent and which, pursuant to this Agreement, are paid over to such Lender for application in reduction of the outstanding principal balance of the Revolving Credit Advances.

           "Net Worth, As Adjusted" of each of Potash and VCC means, as of any date, the excess of (i) the amount of the "present fair saleable value" of the assets of such party as of such date OVER (ii) the amount of all "liabilities of such party, contingent or otherwise", as of such date, as such quoted terms are defined or construed in accordance with applicable federal and state laws governing determinations of the insolvency of debtors.

           "Nine West" means Nine West Corporation, a Delaware corporation, its successors and assigns.

           "Note" means a Revolving Credit Note or a Term Loan Note.

           "Notice of Borrowing" has the meaning specified in SECTION 2.02(a).

           "Non-Ratable Loan" means Revolving Credit Advances made by Bank of Boston in accordance with the provisions of SECTION 2.14(b).

           "Obligation" means, with respect to any Person, any obligation of such Person of any kind, including, without limitation, any obligation to make any payment for any reason, whether or not such obligation is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such obligation is discharged, stayed or otherwise affected by any proceeding of the type referred to in SECTION 7.01(e). Without limiting the generality of the foregoing, the Obligations of each Borrower under the Loan Documents include
(a) all principal, interest, charges, expenses, fees, attorneys' fees and disbursements, indemnities and any other amounts payable by such Borrower under any Loan Document and (b) any amount in respect of any of the foregoing that the Agent or any Lender, in its sole discretion, may elect to pay or advance on behalf of such Borrower.

           "OECD" means the Organization for Economic Cooperation and Development.

           "PBGC" means the Pension Benefit Guaranty Corporation, or any successor agency or entity performing substantially the same functions.

           "Permitted Encumbrances" has the meaning specified in the Mortgages.

           "Permitted Investments" means deposits in non-interest-bearing accounts maintained with commercial banks or savings banks organized under the laws of the United States or any state thereof (as listed on Schedule VI to each Borrower's Security Agreement) which in the aggregate for all Borrowers do not exceed $500,000 and investments, having a maturity not greater than 90 days after the date of acquisition thereof, in (a) obligations issued or unconditionally guaranteed by the United States or any agency thereof, (b) certificates of deposit of a Lender or any commercial bank organized under the laws of the United States or any State thereof and having combined capital and surplus of at least $1 billion, (c) commercial paper with a rating of at least "Prime-l" by Moody's Investors Service, Inc. or "A-l" by Standard & Poor's Corporation or (d) such other investments as the Agent may approve.

           "Permitted Liens" means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens for taxes, assessments and governmental charges or levies not yet due and payable (other than Liens in favor of the PBGC); (b) Liens imposed by law, such as materialmen's, mechanics', carriers', workmen's and repairmen's Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 30 days; (c) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations; (d) purchase money Liens upon or in any property acquired by a Borrower in the ordinary course of its business to secure the purchase price of such property or to secure indebtedness incurred solely for the purpose of financing the acquisition of such property; (e) Liens existing on property described in (d) above at the time of its acquisition; (f) Liens in favor of issuers of surety and performance bonds arising thereunder in respect of the subject matter thereof; and (g) operating leases.

           "Person" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

           "Plan" means a Single Employer Plan or a Multiple Employer Plan.

           "Pledge Agreement" means the Amended and Restated Pledge Agreement dated on or about the Effective Date between Nine West and the Agent in substantially the form of EXHIBIT J, as the same may be amended, modified, supplemented or restated from time to time.

           "Pledged Collateral" has the meaning specified in the Pledge
Agreement.

           "Potash Security Agreement" means the Amended and Restated Security Agreement dated on or about the Effective Date between Potash and the Agent in substantially the form of EXHIBIT E-2, as the same may be amended, modified, supplemented or restated from time to time.

           "Receivables" means all Receivables described in Section 1 of each Security Agreement.

           "Register" has the meaning specified in SECTION 9.07(c).

           "Revolving Credit Advance" means each "Revolving Credit Advance" as defined in and outstanding under the Existing Credit Agreement on the Effective Date and each Advance made by a Lender pursuant to SECTION 2.01(a) (and includes Letter of Credit Advances).

           "Revolving Credit Commitment" means, as to each Lender, the amount set forth opposite such Lender's name on SCHEDULE I under the caption "Revolving Credit Commitment" or, if such Lender has entered into one or more Assignments and Acceptances, set forth for such Lender in the Register maintained by the Agent pursuant to SECTION 9.07(c) as such Lender's "Revolving Credit Commitment," in each case as the same may be reduced pursuant to SECTION 2.04.

           "Revolving Credit Note" means a promissory note (including amendments, restatements and other modifications thereto) of a Borrower payable to the order of any Lender, in substantially the form of EXHIBIT A-1 hereto, evidencing the aggregate indebtedness of such Borrower to such Lender resulting from the Revolving Credit Advances owing to such Lender and any promissory note issued in exchange, replacement or substitution therefor.

           "Revolving Credit Termination Date" means (a) December 31, 1995 or
(b) the earlier date of termination in whole of the Revolving Credit Commitments pursuant to SECTION 2.04 or 7.01.

           "Secured Obligations" has the meaning specified in the relevant Security Agreement.

           "Security Agreement" means each of the Cedar Security Agreement, the Potash Security Agreement and the VCC Security Agreement, and "Security Agreements" means more than one of said Agreements.

           "Security Interest" means the Liens of the Agent, for its benefit and the benefit of the Lenders, on and in the Collateral or the Real Property or the Leaseholds effected hereby or by any of the Collateral Documents or pursuant to the terms hereof or thereof.

           "Settlement Date" means each Business Day after the Effective Date selected by the Agent in its sole discretion subject to and in accordance with the provisions of SECTION 2.14(a) as of which a Settlement Report is delivered by the Agent and on which settlement is to be made among the Lenders in accordance with the provisions of SECTION 2.14.

           "Settlement Report" means each report, substantially in the form attached hereto as EXHIBIT K, prepared by the Agent and delivered to each Lender and setting forth, among other things, as of the Settlement Date indicated thereon and as of the next preceding Settlement Date, the aggregate principal balance of all Revolving Credit Advances outstanding, each Lender's ratable share thereof, each Lender's Net Outstandings and all Non-Ratable Loans made, and all payments of principal, interest and fees received by the Agent from the Borrower during the period beginning on such next preceding Settlement Date and ending on such Settlement Date.

           "Single Employer Plan" means a single employer plan, as defined in
Section 4001(a)(15) of ERISA, that (a) is maintained for employees of a Borrower or an ERISA Affiliate and no Person other than such Borrower and its ERISA Affiliates or (b) was so maintained and in respect of which a Borrower or an ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

           "Solvent" and "Solvency" mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute an unreasonably small capital.

           "Subordinated Debt" means Debt of Cedar outstanding from time to time under the Subordinated Debt Agreement and other Debt for borrowed money of any Borrower the repayment of which has been subordinated to the prior payment in full of the

Obligations of the Borrowers to the Lenders on terms and conditions satisfactory to the Majority Lenders.

           "Subordinated Debt Agreement" means that certain Agreement to Make a Subordinated Loan, dated July 15, 1988, between Cedar and TRI, as amended, modified and supplemented from time to time in accordance with the terms hereof and thereof.

           "Subsidiary" means, as to any Person, any corporation of which more than 50% of the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries and when used without indication of ownership means a Subsidiary of Cedar.

           "Term Loan Advance" means each "Term Loan Advance" as defined in and outstanding under the Existing Credit Agreement on the Effective Date.

           "Term Loan Note" means a promissory note of Cedar payable to the order of any Lender, in substantially the form of EXHIBIT A-2 hereto, evidencing the aggregate indebtedness of Cedar to such Lender resulting from the Term Loan Advances owing to such Lender and any promissory note issued in exchange, substitution or replacement therefor.

           "TRI" means Trans-Resources, Inc., a Delaware corporation, its successors and assigns.

           "VCC Security Agreement" means the Amended and Restated Security Agreement dated on or about the Effective Date between VCC and the Agent in substantially the form of EXHIBIT E-3, as the same may be amended, modified, supplemented or restated from time to time.

           "Welfare Plan" means a welfare plan, as defined in Section 3(1) of ERISA.

           "Withdrawal Liability" has the meaning given such term under Part 1 of Subtitle E of Title IV of ERISA.

           SECTION 1.02 Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and each of the words "to" and "until" means "to but excluding".

           SECTION 1.03 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in SECTION 5.01(f) ("GAAP").

           SECTION 1.04 Captions. Headings and captions are included in this Agreement for convenience of reference only and shall not affect the content or construction of any provision hereof.

                                   ARTICLE II

                       AMOUNTS AND TERMS OF THE ADVANCES

           SECTION 2.01. The Advances. (a) The Revolving Credit Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make advances ("Revolving Credit Advances") to a Borrower on any Business Day during the period from the Effective Date until the Revolving Credit Termination Date in an aggregate amount not to exceed at any time outstanding such Lender's Revolving Credit Commitment, less such Lender's ratable share of the Letter of Credit Reserve; PROVIDED, HOWEVER, that (i) in no event shall the aggregate amount of all outstanding Revolving Credit Advances to any Borrower exceed such Borrower's Borrowing Base; and (ii) in no event shall the aggregate amount of all outstanding Revolving Credit Advances to all Borrowers exceed the Aggregate Borrowing Base. Within the limits of each Lender's Revolving Credit Commitment, a Borrower may borrow, repay pursuant to SECTION 2.07(a) and reborrow under this SECTION 2.01(a).

           (b) Reduction of Outstandings. Notwithstanding the provisions of SECTIONS 2.01(a) and 2.07: (i) in 1993 and in each calendar year thereafter Cedar shall choose a day (the "Initial Clean-up Day") occurring on or after July 1 and before October 1 of such year and shall notify the Agent thereof at least two Business Days in advance, (ii) on or before each such Initial Clean-up Day the Borrowers shall repay outstanding Revolving Credit Advances in accordance with SECTION 2.07(a) and provide cash collateral as contemplated by
SECTION 2.07(c) for outstanding Letters of Credit, such that the aggregate principal amount of all outstanding Revolving Credit Advances, PLUS the aggregate face amount of outstanding Letters of Credit, LESS the amount of such cash collateral, does not exceed (A) in 1993, $2,000,000 and (B) in 1994 and each year thereafter, $4,000,000, and (iii) the Borrowers shall not borrow under SECTION 2.01(a) or SECTION 2.12 during the 31 consecutive days including and following each such Initial Clean-up Day to the extent that any such Borrowing would result in Revolving Credit Advances and Letters of Credit being outstanding in excess of the applicable limit set forth in clause (A) or (B) above.

           SECTION 2.02. Making the Revolving Credit Advances. Revolving Credit Advances shall be made as follows:

           (a) Requests for Borrowing. A request for a Borrowing shall be made, or shall be deemed to be made, in the following manner:

           (i) A Borrower may give the Agent written notice, which shall be irrevocable and shall be substantially in the form of EXHIBIT C hereto, of its intention to make a

      Borrowing specifying the amount of the proposed Borrowing and the proposed Borrowing date not later than 11:00 a.m. (Boston time), on the date (which shall be a Business Day) of a proposed Borrowing (each such notice, a "Notice of Borrowing"). A Borrower may give any such notice by telephone, telecopier or telex by an Authorized Officer, in which case such Borrower shall confirm the same by mailing a written Notice of Borrowing to the Agent within 48 hours thereafter.

          (ii) Whenever a check is presented for payment against a Controlled Disbursement Account in an amount greater than the then available balance in such account, the Disbursing Bank shall, and is hereby irrevocably authorized by each Borrower to, give the Agent notice thereof, which notice shall be deemed to be a request for a Borrowing by such Borrower on the date of such notice in an amount equal to the excess of such check over such available balance.

         (iii) Whenever a drawing occurs under a Letter of Credit, the Issuing Bank shall, and is hereby irrevocably authorized by each Borrower to, give the Agent notice thereof, which notice shall be deemed to be a request for a Borrowing by such Borrower on the date of such notice (or on the next succeeding Business Day if such notice is given after 11:00 a.m. (Boston time) on such date) in an amount equal to the amount of such drawing.

          (iv) Unless the Borrowers, or any of them, shall have otherwise notified the Agent, the becoming due of any amount required to be paid under this Agreement as interest shall be deemed to be a request for a Borrowing by the Borrower or Borrowers the primary obligors thereon on the due date in the amount required to pay such interest.

           (v) The becoming due of any other Obligation of the Borrowers, or any them, under this Agreement or any other Loan Document shall be deemed to be a request for a Borrowing of Revolving Credit Advances on the due date in the amount then so due, and such request shall be irrevocable.

           (vi) If and to the extent that the Borrower or Borrowers the primary obligors in respect of any Obligation referred to in CLAUSE (ii),
      (iii), (iv) OR (v) of this SECTION 2.02(a) may not, within the applicable limitations set forth in SECTION 2.01(a) or by reason of the conditions set forth in SECTION 4.02, borrow the amount deemed requested pursuant to such clause, each other Borrower, in its capacity as a guarantor hereunder, hereby irrevocably authorizes the Agent to deem such request for a Borrowing also to have been made by it and to apply the proceeds of any Revolving Credit Advances made to such other Borrower to the payment of the relevant Obligation of such first Borrower. The Agent shall notify the Borrowers promptly of any Revolving Credit Advances made to them pursuant to this SECTION 2.02(A)(VI), PROVIDED that the Agent's failure so to notify any Borrower shall not affect such Borrower's Obligations hereunder in respect of such Advances.

           (b) Disbursement. Subject to the provisions of SECTION 2.14, promptly following receipt of a Notice of Borrowing, the Agent shall notify each Lender by telephone, telecopier or telex of the date and amount of the Borrowing. Not later than 2:00 p.m. (Boston time) on the date specified for any Borrowing, each Lender shall make available its ratable portion of the Borrowing in immediately available funds to the Agent at the Agent's Office. Upon fulfillment of the applicable conditions set forth in ARTICLE IV, each Borrower hereby irrevocably authorizes the Agent on behalf of the Lenders to disburse the proceeds of the Revolving Credit Advances made upon each Borrowing requested, or deemed to be requested, pursuant to this SECTION 2.02 as follows:

           (i) the proceeds of each Borrowing requested under SECTIONS 2.02(a)(i) and (ii) shall be disbursed by the Agent in lawful money of the United States of America in immediately available funds, by wire transfer to the applicable Controlled Disbursement Account or, in the absence of a Controlled Disbursement Account, by credit or by wire transfer to such other account as may be agreed upon by such Borrower and the Agent from time to time, and

          (ii) the proceeds of each Borrowing requested under SECTION 2.02(a)(iii), (iv), (v) or (vi) shall be disbursed by the Agent on behalf of the Lenders by way of direct payment of the relevant Obligation of the Borrowers (or any Borrower).

           (c) Assumption by Agent. Subject to the provisions of SECTION 2.14 unless the Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Agent such Lender's ratable portion of such Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Borrowing in accordance with subsection (a) of this SECTION 2.02 and the Agent may, in reliance upon such assumption, make available to the appropriate Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Agent, such Lender and such Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to the Agent, at

(i) in the case of a Borrower, the interest rate applicable at the time and
(ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender's Advance as part of such Borrowing for purposes of this Agreement. The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

           SECTION 2.03. Fees. (a) Commitment Fee. The Borrowers jointly and severally agree to pay to the Agent for the account of the Lenders a commitment fee on the average daily unused portion of each Lender's Revolving Credit Commitment, LESS such Lender's ratable share of the aggregate face amount of outstanding Letters of Credit, from the Effective Date (or, if applicable, from the effective date specified in the Assignment and Acceptance pursuant to which it became a Lender) until the Revolving Credit Termination Date at the rate of 3/8 of 1% per annum, payable quarterly in arrears on the first Business Day of each March, June, September and December commencing on September 1, 1993, and on the Revolving Credit Termination Date; PROVIDED, HOWEVER, that during the period from the Effective Date through December 31, 1994, such fee at the rate of 3/8 of 1% per annum shall apply only to the amount of such unused Commitment in excess of each Lender's ratable share of $5,000,000, and the Borrowers shall pay such fee at the rate of 1/8 of 1% per annum on such unused Commitment of each Lender up to such Lender's ratable share of $5,000,000.

           (b) Agent's Fees. Cedar agrees to pay to the Agent for its own account such fees as may from time to time be agreed between the Borrower and the Agent.

           (c) Closing Fee. Cedar agrees to pay to the Agent for the ratable account of the Lenders a closing fee in the amount of $50,000 on the Effective Date.

           SECTION 2.04. Reduction of the Commitments. The Borrowers shall have the right, upon at least ten Business Days' notice to the Agent, to terminate in whole or reduce ratably with respect to the Lenders in part the unused portions of the Revolving Credit Commitments, PROVIDED that each partial reduction of the Revolving Credit Commitments shall be in the aggregate amount of $500,000 or an integral multiple of $100,000 in excess thereof.

           SECTION 2.05. Repayment. (a) Revolving Credit Advances. Each Borrower shall repay to the Agent for the account of the Lenders the outstanding principal amount of the Revolving Credit Advances as follows:

           (i) whether or not any Default or Event of Default has occurred, the outstanding principal amount of all Revolving Credit Advances is due and payable, and shall be repaid by the Borrowers, on the Revolving Credit Termination Date;

           (ii) if at any time (A) the aggregate outstanding principal amount of all Revolving Credit Advances to any Borrower exceeds such Borrower's Borrowing Base or (B) the aggregate outstanding principal amount of all Revolving Credit Advances to all Borrowers exceeds the Aggregate Borrowing Base, in each case as in effect at such time, the applicable Borrower or Borrowers shall pay to the Agent, upon demand by the Agent, for the ratable account of the Lenders for application to the repayment of Revolving Credit Advances made by them, an amount equal to such excess; and

           (iii) each Borrower hereby irrevocably instructs the Agent to pay to the Lenders ratably (subject to the provisions of SECTION 2.14) for application to the repayment of the Revolving Credit Advances outstanding to it on any day, or if no such Advances are outstanding to it on such day, then the Revolving Credit Advances outstanding to any other Borrower on such day, an amount equal to the amount received by the Agent for the account of the Lenders on such day pursuant to SECTION 6.03.

           (b) Term Loan Advances. Cedar shall repay to the Agent for the account of the Lenders the outstanding principal amount of the Term Loan Advances in ten consecutive quarterly installments, the first seven of which shall be in the amount of $1,928,500 each, with the remaining three payments in the amount of $1,500,000 each, payable on the first Business Day of each March, June, September and December of each year, commencing on September 1, 1993 and ending on the Maturity Date; PROVIDED, HOWEVER, that the last such installment shall be in the amount necessary to repay in full the unpaid principal amount of all Term Loan Advances and shall be made on the Maturity Date.

           SECTION 2.06. Interest. (a) Interest on Unpaid Principal Amount. The Borrowers, or Cedar, as the case may be, shall pay interest on the unpaid principal amount of each Advance from the date of such Advance until such principal amount shall be due or paid in full prior to the due date therefor, at a rate per annum equal at all times to the sum of (i) the Base Rate in effect from time to time PLUS (ii) the Applicable Margin in effect from time to time, payable monthly in arrears on the first day of each month in the case of Revolving Credit Advances, and quarterly in arrears on the first day of each March, June, September and December during the term hereof in the case of the

Term Loan Advances, commencing on the first such date after the Effective Date, and on the Maturity Date and the Revolving Credit Termination Date.

           (b) Default Interest. If any Borrower shall fail to pay any amount of principal of any Advance on the due date thereof or upon the occurrence and during the continuance of an Event of Default, each Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender, payable on demand, at a rate per annum equal at all times to three percent (3%) per annum above the rate per annum required to be paid on such Advance pursuant to CLAUSE
(a) above.

           SECTION 2.07. Prepayments and Cash Collateral. (a) Optional. Each Borrower may, upon at least ten Business Days' notice to the Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrowers shall, prepay the outstanding principal amount of
(i) the Term Loan Advances in whole or ratably in part, or (ii) the entire outstanding amount of all Revolving Credit Advances and the Term Loan Advances in whole, in each case together with accrued interest to the date of such prepayment on the principal amount prepaid; PROVIDED, HOWEVER, that each partial prepayment of Term Loan Advances shall be in an aggregate principal amount not less than $100,000 or an integral multiple of $100,000 in excess thereof, and shall be applied to the installments thereof in inverse order of maturity.

           (b) Mandatory. Each Borrower shall, on the date of receipt of the Net Cash Proceeds from the sale, lease, transfer or other disposition of any assets of such Borrower (other than sales of assets in the ordinary course of business), prepay an aggregate principal amount of the Advances owing by such Borrower (or to the extent of the excess of such Net Cash Proceeds over such aggregate amount of Advances, to Advances owing by any other Borrower) equal to such Net Cash Proceeds. Each such prepayment shall be applied first to the Term Loan Advances and to the installments thereof in inverse order of maturity and second to the Revolving Credit Advances. All prepayments under this
SECTION 2.07(b) shall be made together with accrued interest to the date of such prepayment on the principal amount prepaid.

           (c) Cash Collateral. If, as of any Initial Clean-up Day, the aggregate principal amount of Revolving Credit Advances PLUS aggregate face amount of outstanding Letters of Credit exceeds the maximum amount of Revolving Credit Advances PLUS Letters of Credit permitted to be outstanding as of such day, the Borrowers shall deposit to an account maintained with the Agent, for the ratable benefit of the Lenders, an amount in cash equal to such excess. Each such deposit made by the Borrowers or any of them shall be held by the Agent as cash collateral for the Obligations of the Borrowers under this Agreement and the other

Loan Documents for the period specified in SECTION 2.01(b) as the period during which no Borrowings and Letters of Credit may be outstanding in excess of such maximum amount and, PROVIDED, no Default has occurred and is continuing as of the first Business Day after the last day of such period, be returned, less any amounts thereof applied to reimburse the Issuing Bank for any drawings on any Letter of Credit made during such period or to satisfy any other Obligations of the Borrowers hereunder or under any other Loan Document becoming due during such period, to the party or parties that made such deposit. At the Borrowers' request, but subject to the Agent's reasonable approval, the Agent shall invest any cash collateral or proceeds thereof consisting of cash in Permitted Investments described in clauses (a) through (d) of the definition thereof.
Any commissions, expenses or penalities incurred by the Agent in connection with any redemption, sale or other realization on any such Permitted Investments or in connection with making any investments of cash collateral or proceeds thereof consisting of cash or in connection with any re-transfer of cash collateral, shall be for the account of the Borrowers, shall be paid by the Borrowers on demand and shall constitute Obligations of the Borrowers. Any such amount that is not paid on demand may be charged against such cash collateral account.

           SECTION 2.08. Increased Costs, Etc. If any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender's commitment to lend hereunder and other commitments of this type (or similar contingent obligations), then, upon demand by such Lender (with a copy of such demand to the Agent), the Borrowers shall pay to the Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender's commitment to lend hereunder. A certificate as to such amounts submitted to the Borrowers by such Lender shall be conclusive and binding for all purposes, absent manifest error.

           SECTION 2.09. Payments and Computations. (a) Each Borrower shall make each payment hereunder and under the Notes not later than 11:00 A.M. (Boston time) on the day when due in U.S. dollars to the Agent at the Agent's Office in same day funds. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or commitment fees ratably (other than amounts payable pursuant to SECTION 2.08 and subject to the provisions of SECTION

2.14) to the Lenders for the account of their Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to SECTION 9.07(d), from and after the effective date of such Assignment and Acceptance, the Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

           (b) If the Agent receives funds for application to the Advances in circumstances in which the Loan Documents do not specify the Advances to which, or the manner in which, such funds are to be applied, the Agent may elect to distribute such Advances to each Lender ratably in accordance with such Lender's proportionate share of all outstanding Advances, in repayment or prepayment of such of the outstanding Advances of such Lender, and for application to such principal installments, as the Agent shall direct.

           (c) Each Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender is not made when due hereunder or under any Note held by such Lender, to charge from time to time against any or all of such Borrower's accounts with such Lender any amount so due.

           (d) All computations of interest and fees shall be made by the Agent on the basis of a year of 360 days, as the case may be, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Each determination by the Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

           (e) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment fee, as the case may be.

           SECTION 2.10. Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances owing to it (other than pursuant to SECTION 2.08 and subject to the provisions of SECTION 2.14) in excess of its ratable share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; PROVIDED, HOWEVER, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Each Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this SECTION 2.10 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation.

           SECTION 2.11. Use of Proceeds. The proceeds of the Revolving Credit Advances made to the Borrowers shall be available (and each Borrower agrees that it shall use such proceeds) solely for working capital and general corporate purposes.

           SECTION 2.12. Letters of Credit. (a) Upon the terms and provisions and subject to the conditions contained in this Agreement, in lieu of a cash advance under the Revolving Credit Commitments, the Issuing Bank in its discretion may issue or cause the issuance of Letters of Credit from time to time upon the request of any Borrower up to a cumulative maximum face amount (whether or not advanced) not to exceed $7,500,000; PROVIDED that the Issuing Bank's agreement to consider the issuance of Letters of Credit shall terminate on the Revolving Credit Termination Date; and, PROVIDED FURTHER, that the Issuing Bank shall not consider the issuance of any Letter of Credit if (i) the face amount of the Letter of Credit to be issued, when added to the aggregate principal balance of outstanding Revolving Credit Advances, would exceed the Aggregate Borrowing Base (or if, when added to the aggregate principal balance of Revolving Credit Advances outstanding to such Borrower, would exceed such Borrower's Borrowing Base) or (ii) such issuance would result in the Borrowers' non-compliance with the provisions of SECTION 2.01(b).

           (b) A Borrower may request that a Letter of Credit be issued pursuant to SECTION 2.12(a) by: (i) giving the Issuing Bank at least five Business Days' notice of the requested issuance, which notice shall specify (A) the requested date of issuance, face amount and expiration date of the desired Letter of Credit, (B) the Governmental Authority or other person for whose benefit it is to be issued, and (C) the purpose for which the Letter of Credit is being requested; and (ii) completing and delivering to the Issuing Bank an application for such Letter of Credit on its standard form and otherwise acceptable to the Issuing Bank. Each requested Letter of Credit shall be in a face amount of not less than $10,000 and shall terminate no later than December 15, 1995. The issuance of each Letter of Credit is subject to the compliance by the applicable Borrower with the conditions precedent to obtaining an Advance under this Agreement and subject always to the sole and absolute discretion of the Issuing Bank. Each Letter of Credit will be issued on a standard form of the Issuing Bank then in effect. The requested Letter of Credit may be delivered by the Issuing Bank to the designated beneficiary, to such Borrower or to such person as such Borrower may reasonably request.

           (c) Each of the Letters of Credit may be drawn upon by presentment to the Issuing Bank, at its office at 100 Federal Street, Boston, Massachusetts 02110 (or such other office as may be specified therein), of the original Letter of Credit, duly endorsed by the beneficiary (which presentment may be waived by the Issuing Bank with respect to Letters of Credit permitting multiple drawings), together with a draft payable to the beneficiary or its order and the beneficiary's certificate that it is entitled to the amount of the draft or such other documents as may be specified in such Letter of Credit, each in the form annexed to the relevant Letter of Credit. The Issuing Bank may accept any draft, certificate or other document reasonably conforming in form and substance to the requirements described in and forms annexed to the Letter of Credit, and may afford the beneficiary notice of and an opportunity to correct non-conforming items capable of cure, each in the sole and absolute discretion of the Issuing Bank and without any notice to or assent from the applicable Borrower. The Letters of Credit may not be transferred or assigned without (i) submission to the Issuing Bank of a notice of transfer in the form annexed to the Letter of Credit, and (ii) the payment of the Issuing Bank's normal transfer fee.

           (d) Each amount paid by the Issuing Bank or its designee pursuant to a Letter of Credit (a "Letter of Credit Advance") shall, in accordance with the provisions of SECTION 2.02, be deemed to be a Borrowing of additional Revolving Credit Advances by the applicable Borrower pursuant to this Agreement.

           (e) (i) The applicable Borrower shall pay to the Agent for the ratable benefit of the Lenders, on the date of issuance of each standby Letter of Credit and at 90-day intervals thereafter, in advance, a Letter of Credit fee at the rate of 1.5% per annum of the undrawn face amount thereof, for the 90-day period commencing on such date (or any shorter period commencing on such date and ending on the expiration date of such Letter of Credit), computed on the basis of a year of 360 days, such amount to be determined as of the Business Day immediately preceding such payment date.

           (ii) The applicable Borrower shall pay to the Issuing Bank, for its own account, such fees and charges, payable in advance on the date of issuance or extension (as the case may be) of each Letter of Credit, in amounts equal to those customarily charged by the Issuing Bank.

           (f) In addition to the payments of principal, interest and fees as stated above, if there shall be any increase in the direct or indirect costs to the Issuing Bank of issuing, causing the issuance of or maintaining a Letter of Credit, or any reduction in any amount received or to be received with respect to a Letter of Credit by the Issuing Bank hereunder, due to:

           (i) the introduction of or any change in any applicable law or the interpretation or administration thereof, including, without limitation, the imposition, modification or application of (A) any reserve, capital inadequacy, special deposit, assessment or similar requirement respecting Letters of Credit issued by, assets held by, or deposits in or for the account of the Issuing Bank or other issuer of a Letter of Credit, (B) any requirement to withhold or deduct from any amount payable to the Issuing Bank hereunder, or payable directly or indirectly to the issuer of a Letter of Credit, any taxes, levies, imposts, duties, fees, deductions, withholdings or charges of a similar nature, or any interest thereon or any penalties with respect thereto, imposed, levied, collected, assessed, withheld or deducted by any governmental authority, including subdivisions and taxing authorities thereof, or (C) any other restriction or condition affecting a Letter of Credit or this Agreement; or

           (ii) the compliance by the Issuing Bank or other issuer of a Letter of Credit with any regulation, guideline or request from any central bank or other authority (whether or not having the force of law);

then the applicable Borrower shall from time to time, upon demand by the Issuing Bank, pay to the Issuing Bank for its own account, additional amounts sufficient to indemnify the Issuing Bank against and reimburse it for such increased costs and reduced receipts. A certificate as to the amount of such increased costs and reduced receipts submitted to the applicable Borrower by the Issuing Bank shall be conclusive as to the existence and amount thereof, absent manifest error. If the Issuing Bank has not received payment for such amounts by the time it receives from the applicable Borrower the next succeeding payment or prepayment of a portion of the Revolving Credit Advances, whether intended by such Borrower to be interest, principal or otherwise, the Agent may, and is hereby authorized by all Borrowers to remit to the Issuing Bank from such payment or prepayment an amount equal to such costs and receipts, notwithstanding anything to the contrary contained in this Agreement.

           (g) The Obligations on the Borrowers hereunder and under the other Loan Documents shall not otherwise be deemed to have been fully paid or satisfied until all of the outstanding Letters of Credit have been presented, have expired by their terms without presentment or have been surrendered to the Issuing Bank for return to and cancellation by the issuers thereof.

           SECTION 2.13. Sale and Purchase of Participations. (a) Each Lender hereby irrevocably and unconditionally purchases, and the Issuing Bank hereby sells and transfers to each Lender, an undivided percentage interest equal to such Lender's ratable share (based upon its Revolving Credit Commitment) in each Letter of Credit and each drawing thereunder (and all unsatisfied reimbursement obligations created in connection therewith) and the Obligations of the applicable Borrower (and each other Borrower) in respect of each such Letter of Credit.

           (b) Whenever a drawing is made under a Letter of Credit, the Issuing Bank will promptly notify, by telephone, telefax or telex, each Lender as of the date of such drawing, and the amount of such drawing. Upon receipt of such notice, each Lender shall cause to be transmitted to the account designated by the Issuing Bank an amount in immediately available funds equivalent to its ratable share of such drawing in such manner to ensure that such funds are received by the Issuing Bank and available to the Issuing Bank by 3:00 p.m. (Boston time), on the date demand therefor was made by the Issuing Bank (if demand was made by 11:00 a.m. (Boston time)) or by 10:00 a.m., (Boston time), on the Business Day following the date demand therefor was made (if demand was made after 11:00 a.m. (Boston time)), all without regard to whether the Borrowers (or such Borrower) have at such time satisfied the conditions to Advances set forth in ARTICLE IV.

      SECTION 2.14. Settlement Among Lenders as to Revolving Credit Advances. It is agreed that each Lender's Net Outstandings are intended by the Lenders to be equal at all times to such Lender's ratable share of the aggregate principal amount of all Revolving Credit Advances outstanding. Notwithstanding such agreement, the several and not joint obligation of each Lender to make Revolving Credit Advances in accordance with the terms of this Agreement ratably in accordance with such Lender's Revolving Credit Commitment and each Lender's right to receive its ratable share of principal payments on Revolving Credit Advances in accordance with its Revolving Credit Commitment, the

Lenders agree that, in order to facilitate the administration of this Agreement and the Loan Documents, settlement among them may take place on a periodic basis in accordance with the provisions of this SECTION 2.14. To the extent and in the manner hereinafter provided in this SECTION 2.14, settlement among the Lenders as to Revolving Credit Advances may occur periodically on Settlement Dates determined from time to time by the Agent, which may occur before or after the occurrence or during the continuance of a Default and whether or not all of the conditions set forth in SECTION 4.02 have been met. On each Settlement Date, payments shall be made by or to Bank of Boston and the other Lenders in the manner provided in this SECTION 2.14 in accordance with the Settlement Report delivered by the Agent pursuant to the provisions of this
SECTION 2.14 in respect of such Settlement Date so that as of each Settlement Date, and after giving effect to the transactions to take place on such Settlement Date, each Lender's Net Outstandings shall equal such Lender's ratable share of the Revolving Credit Advances outstanding to all Borrowers.

           (a) Selection of Settlement Dates. If the Agent elects, in its discretion, but subject to the consent of Bank of Boston, to settle accounts among the Lenders with respect to principal amounts of Revolving Credit Advances less frequently than each Business Day, then the Agent shall designate periodic Settlement Dates which may occur on any Business Day after the Effective Date; PROVIDED, HOWEVER, that the Agent shall designate as a Settlement Date any Business Day on which interest on any Advances is payable hereunder; and PROVIDED FURTHER, that a Settlement Date shall occur at least once during each seven-day period. The Agent shall designate a Settlement Date by delivering to each Lender a Settlement Report not later than 12:00 noon (Boston time) on the proposed Settlement Date, which Settlement Report will be in the form of EXHIBIT K hereto and shall be with respect to the period beginning on the next preceding Settlement Date and ending on such designated Settlement Date.

           (b) Non-Ratable Loans and Payments. Between Settlement Dates, the Agent shall request and Bank of Boston may (but shall not be obligated to) advance to any Borrower out of Bank of Boston's own funds, the entire principal amount of any Borrowing requested or deemed requested pursuant to SECTION 2.02(a) (any such Borrowing being referred to as a "Non-Ratable Loan"). The making of each Non-Ratable Loan by Bank of Boston shall be deemed to be a purchase by Bank of Boston of a 100% participation in each other Lender's ratable share of the amount of such Non-Ratable Loan. All payments of principal, interest and any other amount with respect to such Non-Ratable Loan shall be payable to and received by the Agent for the account of Bank of Boston. Upon demand by Bank of Boston, with notice thereof to the Agent, each other Lender shall pay to Bank of Boston, as the repurchase of such participation, an amount equal to 100% of such Lender's ratable share, based on its Revolving Credit Commitment, of the principal amount of such Non-Ratable Loan. Any payments received by the Agent between Settlement Dates which in accordance with the terms of this Agreement are to be applied to the reduction of the outstanding principal balance of Revolving Credit Advances, shall be paid over to and retained by Bank of Boston for such application, and such payment to and retention by Bank of Boston shall be deemed, to the extent of each other Lender's ratable share, based on such Lender's Revolving Credit Commitment, of such payment, to be a purchase by each such other Lender of a participation in the Revolving Credit Advances (including the repurchase of participations in Non-Ratable Loans) held by Bank of Boston. Upon demand by another Lender, with notice thereof to the Agent, Bank of Boston shall pay to the Agent, for the account of such other Lender, as a repurchase of such participation, an amount equal to such other Lender's ratable share of any such amounts (after application thereof to the repurchase of any participations of Bank of Boston in such other Lender's ratable share of any Non-Ratable Loans) paid only to Bank of Boston by the Agent.

           (c) Net Decrease in Outstandings. If on any Settlement Date the increase, if any, in the dollar amount of any Lender's Net Outstandings which is required to comply with the first sentence of this SECTION 2.14 is less than such Lender's ratable share of amounts received by the Agent but paid only to Bank of Boston since the next preceding Settlement Date, such Lender and the Agent, in their respective records, shall apply such Lender's ratable share of such amounts to the increase in such Lender's Net Outstandings, and Bank of Boston shall pay to the Agent, for the account of such Lender, the excess allocable to such Lender.

           (d) Net Increase in Outstandings. If on any Settlement Date the increase, if any, in the dollar amount of any Lender's Net Outstandings which is required to comply with the first sentence of this SECTION 2.14 exceeds such Lender's ratable share of amounts received by the Agent but paid only to Bank of Boston since the next preceding Settlement Date, such Lender and the Agent, in their respective records, shall apply such Lender's ratable share of such amounts to the increase in such Lender's Net Outstandings, and such Lender shall pay to the Agent, for the account of Bank of Boston, any excess.

           (e) No Change in Outstandings. If a Settlement Report indicates that no Revolving Credit Advances have been made during the period since the next preceding Settlement Date, then such Lender's ratable share of any amounts received by the Agent but paid only to Bank of Boston shall be paid by Bank of Boston to the Agent, for the account of such Lender. If a Settlement Report indicates that the increase in the dollar amount of a

Lender's Net Outstandings which is required to comply with the first sentence of this SECTION 2.14 is exactly equal to such Lender's ratable share of amounts received by the Agent but paid only to Bank of Boston since the next preceding Settlement Date, such Lender and the Agent, in their respective records, shall apply such Lender's ratable share of such amounts to the increase in such Lender's Net Outstandings.

           (f) Return of Payments. If any amounts received by Bank of Boston in respect of the Obligations of the Borrowers are later required to be returned or repaid by Bank of Boston to any Borrower or any other obligor or their respective representatives or successors in interest, whether by court order, settlement or otherwise, in excess of Bank of Boston's ratable share of all such amounts required to be returned by all Lenders, each other Lender shall, upon demand by Bank of Boston with notice to the Agent, pay to the Agent for the account of Bank of Boston, an amount equal to the excess of such Lender's ratable share of all such amounts required to be returned by all Lenders over the amount, if any, returned directly by such Lender.

           (g)  Payments to Agent, Lenders.

           (i) Payments under this SECTION 2.14 by any Lender to the Agent shall be made not later than 1:00 p.m. (Boston time) on the Business Day such payment is due, PROVIDED that if such payment is due on demand by another Lender, such demand is made on the paying Lender not later than 10:00 a.m. (Boston time) on such Business Day. Payment by the Agent to any Lender under this SECTION 2.14 shall be made by wire transfer promptly following the Agent's receipt of funds for the account of such Lender and in the type of funds received by the Agent, PROVIDED that if the Agent receives such funds at or prior to 1:00 p.m. (Boston time), the Agent shall pay such funds to such Lender by 2:00 p.m. (Boston time) on such Business Day. If a demand for payment is made after the applicable time set forth above, the payment due shall be made by 2:00 p.m. (Boston time) on the first Business Day following the date of such demand.

          (ii) If a Lender shall, at any time, fail to make any payment to the Agent required hereunder, the Agent may, but shall not be required to, retain payments that would otherwise be made to such Lender hereunder and apply such payments to such Lender's defaulted obligations hereunder, at such time, and in such order, as the Agent may elect in its sole discretion.

         (iii) With respect to the payment of any funds under this SECTION 2.14(g), whether from the Agent to a Lender or from a Lender to the Agent, the party failing to make full payment when due pursuant to the terms hereof shall, upon demand by the other party, pay such amount together with interest on such amount at the Federal Funds Effective Rate.

                                  ARTICLE III

                                   GUARANTEE

         SECTION 3.01. Unconditional Guarantee. (a) Each of Cedar, Potash and VCC hereby jointly and severally unconditionally and irrevocably guarantees (the undertakings of Cedar, Potash and VCC contained in this ARTICLE III being the "Guarantee") the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all obligations of each other Borrower now or hereafter existing under this Agreement, the Notes or any other Loan Document, whether for principal, interest, fees, expenses or otherwise (such obligations, as to each Borrower in respect of the other Borrowers, being the "Guaranteed Obligations"), and agrees to pay any and all expenses (including counsel fees and expenses) incurred by the Agent or the Lenders in enforcing any rights under this Guarantee. Without limiting the generality of the foregoing, the liability of the Guarantee shall extend to all amounts which constitute part of a Borrower's Guaranteed Obligations and would be owed by any other Borrower to the Agent or the Lenders under any Loan Document but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Borrower. In addition, each of Cedar, Potash and VCC hereby unconditionally and irrevocably agrees that upon default in the payment when due (whether at stated maturity, by acceleration or otherwise) of any principal of, or interest on, any Advance to any other Borrower or such other amounts payable by such other Borrower to any Lender or the Agent, it will forthwith pay the same, without further notice or demand; PROVIDED, HOWEVER, that, anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each of Potash and VCC under this Guarantee shall in no event exceed such party's Maximum Guaranteed Amount as determined at the Determination Date for such party; and, FURTHER PROVIDED, THAT the Maximum Guaranteed Amount for each of Potash and VCC under this Guarantee shall in no event exceed the respective amounts which could be incurred under this Guarantee without rendering this Guarantee, as it relates to such party, void or voidable under applicable law relating to fraudulent conveyance or fraudulent transfer (determined after giving effect to the rights of contribution provided in SECTION 3.05).

         (b) Each Borrower agrees that the Guaranteed Obligations of such Borrower may at any time and from time to time exceed the Maximum Guaranteed Amount, if any, of such Borrower (or of all of the Borrowers) without impairing this Guarantee as to such Borrower or affecting the rights and remedies of the Agent and the Lenders hereunder.

         (c) No payment or payments made by any of the Borrowers or any other Person or received or collected by the Agent or any Lender from any of the Borrowers or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Guaranteed Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of Potash or VCC under this Guarantee which shall, notwithstanding any such payment or payments other than payments made by such party in respect of the Guaranteed Obligations or payments received or collected from such party in respect of the Guaranteed Obligations, remain liable for the Guaranteed Obligations up to its respective Maximum Guaranteed Amount until the Guaranteed Obligations are paid in full and the Commitments are terminated.

         SECTION 3.02. Guarantee Absolute. Each of Cedar, Potash and VCC guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Lender or the Agent with respect thereto. This Guarantee is a continuing guaranty of payment and not of collection; all liabilities to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon. The liabilities under this Guarantee shall be absolute and unconditional irrespective of:

         (a) any lack of validity or enforceability of any Loan Documents or any other agreement or instrument relating thereto;

         (b) any change in the time, manner or place of payment of, or in any other term of, all or any part of the Guaranteed Obligations, or any other amendment or waiver thereof or any consent to departure therefrom, including but not limited to any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Borrower or otherwise;

         (c) any taking, exchange, release or non-perfection of any Collateral, or any release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

         (d) any manner of application of collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any collateral for all or any of the Guaranteed Obligations or any other assets of any Borrower;

         (e) any change, restructuring or termination of the corporate structure or existence of any Borrower; or

         (f) any other circumstance which might otherwise constitute a defense available to, or a discharge of any Borrower or a guarantor.

This Guarantee shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any of the Lenders or the Agent upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise, all as though such payment had not been made.

         SECTION 3.03. Waivers. Each of Cedar, Potash and VCC hereby expressly waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this Guarantee and any requirement that the Agent or any Lender protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Borrower or any other Person or any collateral, including any rights any Borrower may otherwise have under O.C.G.A. Section 10-7-24.

         SECTION 3.04.  Waiver of Subrogation and Contribution of Cedar.
Cedar hereby irrevocably waives any claims or other rights that it may now have or hereafter acquire against any other Borrower that arise from the existence, payment, performance or enforcement of Cedar's obligations under this Guarantee or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Lenders against any other Borrower or any collateral that the Lenders now have or hereafter acquire, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any other Borrower, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right. If any amount shall be paid to Cedar in violation of the preceding sentence at any time prior to the later of the payment in full of the Guaranteed Obligations and the Termination Date, such amount shall be deemed to have been paid to Cedar for the benefit of, and held in trust for the benefit of the Lenders and shall forthwith be paid to Agent, for the account of the Lenders, to be credited and applied to the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as collateral for any Guaranteed Obligations or other amounts payable under this Guarantee thereafter arising. Cedar acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Agreement and that the waiver set forth in this SECTION 3.04 is knowingly made in contemplation of such benefits.

         SECTION 3.05. Right of Contribution of Potash and VCC. Each of Potash and VCC hereby agrees that to the extent that the other shall have paid more than its proportionate share of any amount paid made under this Guarantee, it shall be entitled to seek and receive contribution from and against Potash or VCC, as the case may be, which has paid less than its proportionate share of such payment. The provisions of this SECTION 3.05 shall not limit the obligations and liabilities of any Borrower to the Agent and the Lenders, and each Borrower shall remain liable to the Agent and the Lenders for the full amount guaranteed by such Borrower hereunder; PROVIDED, HOWEVER, that, anything here or in any other Loan Document to the contrary notwithstanding, the maximum liability of each of Potash and VCC hereunder shall in no event exceed such party's Maximum Guaranteed Amount as determined at the Determination Date for such party; and, FURTHER PROVIDED, HOWEVER, that the amounts payable under this
SECTION 3.05 shall in no event exceed the respective amounts which could be incurred under this Guarantee without rendering this Guarantee, as it relates to such party, void or voidable under applicable law relating to fraudulent conveyance or fraudulent transfer (determined after giving effect to the rights of contribution provided in this SECTION 3.05).

         SECTION 3.06. Survival. This Guarantee is a continuing guaranty and shall (a) remain in full force and effect until indefeasible payment in full (after the Revolving Credit Termination Date) of the Guaranteed Obligations and all other amounts payable under this Guarantee, (b) be binding upon each of Cedar, Potash and VCC, their successors and assigns, and (c) inure to the benefit of and be enforceable by each Lender and the Agent and their respective successors, transferees and assigns. Without limiting the generality of the foregoing clause (c), each Lender may assign or otherwise transfer all or any portion of its rights and obligations under the Loan Documents (including but not limited to all or any portion of its Commitment, the Advances owing to it and any Note held by it) to any Eligible Assignee, and such Eligible Assignee shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, subject, however, to the provisions of SECTION 9.07 and of ARTICLE VIII (concerning the Agent).

                                   ARTICLE IV

                          CONDITIONS OF EFFECTIVENESS

           SECTION 4.01. Conditions Precedent to Effectiveness. The effectiveness of this Agreement is subject to the following conditions precedent:

           (a) The Lenders shall be satisfied that all Existing Debt identified on SCHEDULE 1.1 - EXISTING DEBT as Debt that is to be prepaid, redeemed or defeased on or prior to the Effective Date (if any Debt is so identified) has been prepaid, redeemed or defeased in full or otherwise satisfied and extinguished or that appropriate arrangements have been made to immediately prepay or otherwise satisfy and extinguish such Existing Debt from the proceeds hereof as contemplated hereby.

           (b) There shall exist no action, suit, investigation, litigation or proceeding affecting any Borrower pending or threatened before any court, governmental agency or arbitrator that, if adversely determined, would have a material adverse effect on the business, condition (financial or otherwise), operations, performance, properties or prospects of any Borrower (other than the matters described on SCHEDULE 5.01(h) (the "Disclosed Litigation")) or that purports to affect the legality, validity or enforceability of this Agreement, any Note, any other Loan Document or the consummation of the transactions contemplated hereby.

           (c) The Agent shall have received on or before the Effective Date following, each dated such day (unless otherwise specified), in form and substance satisfactory to the Agent (unless otherwise specified) and (except for the Notes) in sufficient copies for each Lender:

            (i) The Notes to the order of the Lenders.

           (ii) Certified copies of the resolutions of the Board of Directors of each Borrower approving this Agreement, the Notes and each other Loan Document to which it is or is to be a party, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement, and the Notes and each other Loan Document.

          (iii) A certificate of the Secretary or an Assistant Secretary of each Borrower certifying the names and true signatures of the officers of such Borrower authorized to sign this Agreement, the Notes and each other Loan Document to which it is or is to be a party and the other documents to be delivered hereunder and thereunder.

           (iv) A Security Agreement made by each Borrower in substantially the form of the appropriate EXHIBIT E duly executed by the appropriate Borrower, together with

                (A) signed copies of proper financing statements, in appropriate form to be filed on or promptly after the Effective Date under the Uniform Commercial Code of all jurisdictions that the Agent may deem necessary or desirable in order to perfect and protect the Security Interest;

                (B) completed requests for information, dated on or before the Effective Date, listing all effective financing statements filed in the jurisdictions referred to in clause (A) above that name any Borrower as debtor, together with copies of such other financing statements;

                (C) a proper financing statement, assigning to the Agent the rights of the secured party named therein, as to each financing statement reflected in a request delivered pursuant to clause (B) above that names "Citibank, N.A., as Agent" as the secured party, duly signed by Citibank, N.A. as such agent;

                (D) evidence of the insurance required by the terms of the Security Agreements;

                (E) certificates representing the Pledged Shares (as defined in the Cedar Security Agreement) accompanied by undated stock powers executed in blank; and

                (F) evidence that all other action that the Agent may deem necessary or desirable in order to perfect and protect the Security Interest has been taken.

            (v) A Mortgage Modification with respect to each Mortgage in substantially the form of the appropriate EXHIBIT F duly executed by the applicable Borrower, together with

                (A) evidence that each Mortgage Modification has been duly recorded on or before the Effective Date (or acknowledgement by the representative of the title insurance issuer of receipt of such Mortgage Modifications in form for recording) in all filing or recording offices that the Agent may deem necessary or desirable in order to preserve the valid and enforceable first and subsisting Lien on the property described therein in favor of the Lenders;

                (B) American Land Title Association Lender's Extended Coverage title insurance policies, or endorsements thereto or unconditional commitments for the issuance of the same, in each case in form and in amounts acceptable to the Agent, issued and reinsured by title insurers acceptable to the Agent, insuring the Mortgages (other than the Mortgage made by Potash) as modified by the Mortgage Modifications to be valid and enforceable first Liens on the property described therein, free and clear of all defects (including, but not limited to, mechanics' and materialmen's liens) and encumbrances, excepting only Permitted Encumbrances, and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents and for mechanics' and materialmen's liens) and coinsurance and reinsurance with direct access as the Agent may deem necessary or desirable;

                (C) such consents and agreements of lessors and other third parties, and such estoppel letters and other confirmations, as the Agent may deem necessary or desirable;

                (D) evidence of the insurance required (including, without limitation, for any business or property) by the terms of the Mortgages as modified by the Mortgage Modifications;

                (E) certified copies of all authorizations and approvals of, evidence of action by, notices to, and filings with, all Governmental Authorities regarding the due execution, delivery or performance by each Borrower of the Mortgages as modified by the Mortgage Modification; and

                (F) evidence that all other action that the Agent may deem necessary or desirable in order to preserve valid first and subsisting Liens on the property described in the Mortgages has been taken.

           (vi) A favorable opinion of Apperson, Crump, Duzane & Maxwell, counsel for the Borrowers, in substantially the form of EXHIBIT G hereto and as to such other matters as any Lender through the Agent may reasonably request.

          (vii) Favorable opinions of Hilburn, Calhoon, Harper, Pruniski & Calhoun, Ltd.; McCormick, Forbes, Caraway & Tabor; and Gerald & Brand, local counsel to the Lenders in Arkansas, New Mexico, and Mississippi, respectively, in substantially the forms of EXHIBITS H-1, H-2 and H-3, respectively, and as to such other matters as any Lender through the Agent may reasonably request.

           (viii) A favorable opinion of Rubin Baum Levin Constant & Friedman, counsel for Nine West, in substantially the form of EXHIBIT H-4 and as to such other matters as any Lender through the Agent may reasonably request.

           (ix) Such financial, business and other information regarding each Borrower as the Lenders shall have requested.

           (x) Agency Account Agreements (as defined in the Security Agreements) with respect to each account required to be subject thereto by any Security Agreement, duly executed by each party thereto and duly agreed to and acknowledged by the Clearing Bank holding such account.

            (xi) The Pledge Agreement, duly executed by Nine West.

           SECTION 4.02. Conditions Precedent to Each Borrowing. The obligation of each Lender to make an Advance on the occasion of each Borrowing (including the initial Borrowing) shall be subject to the further conditions precedent that on the date of such Borrowing (a) the following statements shall be true (and each of the giving of the applicable Notice of Borrowing and the acceptance by any Borrower of the proceeds of such Borrowing shall constitute a representation and warranty by such Borrower that on the date of such Borrowing such statements are true):

            (i) The representations and warranties contained in each Loan Document are correct on and as of the date of such Borrowing, before and after giving effect to such Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, except for those representations and warranties made as of a specified date;

           (ii) No event has occurred and is continuing, or would result from such Borrowing or from the application of the proceeds therefrom, that constitutes a Default; and

          (iii) The Aggregate Borrowing Base exceeds the aggregate principal amount of all Revolving Credit Advances that will be outstanding to all Borrowers after giving effect to such Borrowing and each Borrower's Borrowing Base exceeds the aggregate principal amount of all Revolving Credit Advances that will be outstanding to such Borrower after giving effect to such Borrowing;

 and (b) the Agent shall have received such other approvals, opinions or documents as any Lender through the Agent may reasonably request.

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

           SECTION 5.01. Representations and Warranties of the Borrowers. Each Borrower represents and warrants as follows:

           (a) Organization; Qualification; Powers. Each Borrower (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed (except where failure to qualify would not have a material adverse effect on any Borrower or its businesses) and (iii) has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.

           (b) Ownership; Subsidiaries. Cedar owns 100% of the outstanding capital stock of Potash and VCC; Cedar has no Subsidiaries other than Potash and VCC; Potash has no Subsidiaries; VCC has no Subsidiaries.

           (c) Compliance with Laws, etc. The execution, delivery and performance by each Borrower of this Agreement, the Notes and each other Loan Document to which it is or is to be a party, and the consummation of the transactions contemplated hereby and thereby, are within such Borrower's corporate powers, have been duly authorized by all necessary corporate action, and do not (i) contravene such Borrower's charter or by-laws, (ii) violate any law (including, without limitation, the Securities Exchange Act of 1934), rule, regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award, (iii) conflict with or result in the breach of, or constitute a default under, any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting either Borrower or any of their properties or (iv) result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Borrower, except as contemplated hereby. No Borrower is in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which would materially adversely affect the business, condition (financial or otherwise), operations, performance, properties or prospects of such Borrower.

           (d) Governmental Approvals; Execution and Delivery. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body or any other third party is required for the due execution, delivery and performance by any Borrower of this Agreement, the Notes or any other Loan Document to which it is or is to be a party, or for the consummation of the transactions contemplated hereby or thereby. This Agreement has been, and each of the Notes and each other Loan Document when delivered hereunder will have been, duly executed and delivered by each Borrower party thereto.

           (e) Enforceable Agreements. This Agreement is, and each of the Notes and each other Loan Document when delivered hereunder will be, the legal, valid and binding obligation of each Borrower party thereto, enforceable against such Borrower in accordance with its terms.

           (f) Financial Statements. The Consolidated balance sheets of Cedar and its Consolidated Subsidiaries as at December 31, 1992, and the related Consolidated statements of income and retained earnings of Cedar and its Consolidated Subsidiaries for the fiscal year then ended, certified by Price Waterhouse, independent public accountants, and the Consolidated balance sheets of Cedar as at March 31, 1993, and the related Consolidated statements of income and retained earnings of Cedar for the three months then ended, duly certified by the chief financial officer of Cedar, copies of which have been furnished to each Lender, fairly present, subject, in the case of said balance sheets as at March 31, 1993, and said statements of income and retained earnings for the three months then ended, to year-end audit adjustments, the Consolidated financial condition of Cedar and its Consolidated Subsidiaries as at such dates and the Consolidated results of the operations of Cedar and its Consolidated Subsidiaries for the periods ended on such dates, all in accordance with GAAP, and since December 31, 1992, there has been no material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of any Borrower.

           (g) Information. No information, exhibit or report furnished by a Borrower to the Agent or any Lender in connection with the negotiation of the Loan Documents or pursuant to the terms of the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading.

           (h) Litigation. Except as set forth on SCHEDULE 5.01(h), there is no pending or threatened action, suit, investigation, litigation or proceeding affecting any Borrower before any court, governmental agency or arbitrator, which, if adversely determined, would materially adversely affect the business, condition (financial or otherwise), operations, performance, properties or prospects of any Borrower or that purports to affect the legality, validity or enforceability of this Agreement, any Note or any other Loan Document or the consummation of the transactions contemplated hereby or thereby.

           (i) Certain Uses of Proceeds. No proceeds of any Advance will be used to carry or acquire any equity security of a class that is registered pursuant to Section 12 of the Securities Exchange Act of 1934 or to carry or acquire any item of the Permitted Portfolio.

           (j) Margin Stock. No Borrower is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

           (k) ERISA. (i) No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan.

           (ii) Schedule B (Actuarial Information) to the [1992] annual report (Form 5500 Series) for each Plan, copies of which have been filed with the Internal Revenue Service and furnished to the Lenders, is complete and accurate and fairly presents the funding status of such Plan, and since the date of such Schedule B there has been no material adverse change in such funding status.

          (iii) No Borrower or any ERISA Affiliate of any Borrower has incurred or is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan.

           (iv) No Borrower or any ERISA Affiliate of any Borrower has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and no Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA.

            (v) The aggregate annualized cost (including, without limitation, the cost of insurance premiums) with respect to Welfare Plans for which any Borrower is liable does not exceed $2,000,000.

           (l) No Casualty. Neither the business nor the properties of any Borrower are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that materially adversely affects the business, condition (financial or otherwise), operations, performance, properties or prospects of any Borrower.

           (m) Environmental Matters. Except as set forth in SCHEDULE 5.01(h) the operations and properties of each Borrower comply in all material respects with all Environmental Laws and neither utilize nor contain nor are affected by any Hazardous Materials except as required in connection with the normal operation and maintenance of such operations and properties and in compliance with all Environmental Laws, and no Borrower has any material liability, contingent or otherwise, under any Environmental Law. Further, except as set forth in SCHEDULE 5.01(h), (i) the Real Property and the Leaseholds and the operations conducted thereon do not violate any applicable Environmental Law or any restrictive covenant or deed restriction (recorded or otherwise), the violation of which is likely to have a material adverse affect on the condition (financial or otherwise), operations, business, assets or prospects of any Borrower; (ii) without limitation of clause (i) above, but subject to the materiality standard set forth therein, the Real Property and the Leaseholds and the operations conducted thereon by each Borrower or any of its Subsidiaries or any current or prior owner, lessor or operator of such real property, leasehold or operation, are not in violation of any Environmental Law, or subject to any existing, pending or threatened investigation, inquiry or proceeding by any governmental authority or to any remedial obligations under any Environmental Law; (iii) all notices, permits, licenses or similar authorizations, if any, required to be obtained or filed in connection with the use of the Real Property or the Leaseholds, including, without limitation, past or present treatment, storage, disposal or release of any Hazardous Materials or solid waste into the environment, have been obtained or filed; (iv) all Hazardous Materials or solid waste generated at the Real Property or the Leaseholds have in the past been, and shall continue to be, transported, treated and disposed of only by carriers maintaining valid permits under all applicable Environmental Laws and only at treatment, storage and disposal facilities maintaining valid permits under applicable Environmental Laws, which carriers and facilities have been and are, to the best of each Borrower's knowledge, operating in compliance with such permits; (v) each Borrower has taken all reasonable steps necessary to determine, and has determined, that no Hazardous Materials or solid wastes have been disposed of or otherwise released on or to the Real Property or the Leaseholds except in compliance with Environmental Laws the failure to comply with which could have a material adverse effect on any Borrower, its businesses or on the interests of the Lenders under the Loan Documents; (vi) each Borrower and its Subsidiaries have no material contingent liability in connection with any release of any Hazardous Materials or solid waste into the environment; and (vii) the use which each Borrower or any of its Subsidiaries makes or intends to make of the Real Property and the Leaseholds will not result in the unlawful or unauthorized disposal or other release of any Hazardous Materials or solid waste on or to the Real Property or the Leaseholds which could have a material adverse effect on any Borrower, its businesses or on the interests of the Lenders under the Loan Documents.

           (n) Burdensome Agreements. No Borrower is a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter or corporate restriction that would materially adversely affect the business, condition (financial or otherwise), operations, performance, properties or prospects of any Borrower, or the ability of any Borrower to carry out its obligations under this Agreement, the Notes or any other Loan Document.

           (o) Tax Returns. Each Borrower has filed all tax returns (Federal, state and local) required to be filed and paid all taxes shown thereon to be due, including interest and penalties, or provided adequate reserves for payment thereof.

           (p) Investment Company. No Borrower is an "investment company," or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended. Neither the making of any Advances nor the application of the proceeds or repayment thereof by any Borrower, nor the consummation of the other transactions contemplated hereby, will violate any provision of such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.

           (q) Solvency. Each Borrower is, individually and together with its Subsidiaries, Solvent.

           (r) Existing Debt. Set forth on SCHEDULE 1.1 - EXISTING DEBT is a complete and accurate list of all Debt of each Borrower outstanding on the date hereof, showing as of the date hereof the principal amount outstanding thereunder and the maturity date (or amortization schedule) with respect thereto.

           (s) Real Property. Set forth on SCHEDULE 5.01(s) hereto is a complete and accurate list of all real property owned by any Borrower (the "Real Property"), showing as of the date hereof the street address, county or other relevant jurisdiction, state, record owner and book value thereof. The Borrower indicated on SCHEDULE 5.01(s) has good, marketable and insurable fee simple title to such real property, free and clear of all Liens, other than Liens created or permitted by the Loan Documents.

           (t) Leaseholds. Set forth on SCHEDULE 5.01(t) hereto is a complete and accurate list of all leases of real property under which a Borrower is the lessee (the "Leaseholds"), showing as of the date hereof the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual rental cost thereof. There is no default of any Borrower under any such lease, except as disclosed in SCHEDULE 5.01(t). Each such lease is the legal, valid and binding obligation of the lessor thereof, enforceable in accordance with its terms.

           (u) Material Contracts. Set forth on SCHEDULE 5.01(u) hereto is a complete and accurate list of all Material Contracts of each Borrower, showing as of the date hereof the parties, subject matter and term thereof. Each such Material Contract has been duly authorized, executed and delivered by all parties thereto, has not been amended or otherwise modified, is in full force and effect and is binding upon and enforceable against all parties thereto in accordance with its terms, and there exists no default under any Material Contract by any party thereto.

           (v) Investments. Set forth on SCHEDULE 5.01(v) hereto is a complete and accurate list of all loans, advances and other investments held by any Borrower, showing as of the date hereof the amount, obligor or issuer and maturity, if any, thereof.

           (w) Intellectual Property. Set forth on SCHEDULE 5.01(w) hereto is a complete and accurate list of all patents, trademarks, trade names, service marks and copyrights, and all applications therefor and licenses thereof, of each Borrower, showing as of the date hereof the jurisdiction in which registered, the registration number, the date of registration and the expiration date.

           (x) Environmental Monitoring. Each Borrower has established and maintains a system to assure and monitor continued compliance with all applicable Environmental Law, the non-compliance with which may materially adversely affect the value of any Real Property or any Leasehold or the value of the Collateral (taken as a whole), which systems include annual reviews of such compliance by employees or agents of the relevant Borrower who are familiar with the requirements of applicable Environmental Laws.

           (y) Subordinations of Cedar Subordinated Debt. The obligations of Cedar to pay any amount of the Cedar Subordinated Debt shall be subordinate and junior in right of payment, to the extent and in the manner provided in the Subordinated Debt Agreement, to all Obligations of Cedar under the Loan Documents, whether for principal, interest, fees, amounts payable under the Guarantee or otherwise.

                                   ARTICLE VI

                           COVENANTS OF THE BORROWERS

           SECTION 6.01. Affirmative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, each Borrower agrees that it will (and Cedar agrees that it will cause each of Potash and VCC to), unless the Lenders shall otherwise consent in writing as provided in
SECTION 9.01:

           (a) Compliance with Laws, Etc. Comply with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA and all applicable Environmental Laws if the failure to so comply could have a material adverse effect on any Borrower, its businesses or on the interests of the Lenders under the Loan Documents.

           (b) Payment of Taxes, Etc. Pay and discharge before the same shall become delinquent (i) all taxes, assessments and governmental charges or levies imposed upon such Borrower or upon such Borrower's property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon such Borrower's property; PROVIDED, HOWEVER, that no Borrower shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained.

           (c) Maintenance of Insurance. Maintain insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which such Borrower operates.

           (d) Preservation of Corporate Existence, Etc. Preserve and maintain its corporate existence, rights (charter and statutory) and franchises; PROVIDED, HOWEVER, that no Borrower shall be required to preserve any right or franchise if the Board of Directors of such Borrower shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Borrower and that the loss thereof is not disadvantageous in any material respect to such Borrower or the Lenders.

           (e) Visitation Rights. At any reasonable time and from time to time, permit the Agent or any of the Lenders, or any agents or representatives thereof, to examine and make copies of and abstracts from the records (including copies of any leases, the costs of which copying shall be borne by the Borrowers) and books of account of, and visit the properties of, any Borrower, and to discuss the affairs, finances and accounts of such

Borrower with any of their officers or directors and with their independent certified public accountants.

           (f) Keeping of Books. Keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of such Borrower in accordance with GAAP.

           (g) Maintenance of Properties, Etc. Maintain and preserve in good working order and condition, ordinary wear and tear excepted, all of its properties that are used or useful in the conduct of its business with respect to which failure to so maintain and preserve would have a material adverse effect on the business, condition (financial or otherwise), operations, performance or prospects of such Borrower or on the value or utility to such Borrower of any property.

           (h) Compliance with Terms of Leaseholds. Make all payments and otherwise perform all obligations in respect of all leases of real property, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled including, without limitation, leases that contain certain performance standards (such as an obligation of diligent development and continuous operations as a condition to the right to renew the same), EXCEPT where compliance with any of the above is no longer desirable in the conduct of such Borrower's business and failure to so comply is not disadvantageous in any material respect to any Borrower or to the Lenders; and notify the Agent of any default by any party with respect to such leases and cooperate with the Agent in all respects to cure any such default.

           (i) Performance of Material Contracts. Perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract in full force and effect, enforce each such Material Contract in accordance with its terms, take all such action to such end as may be from time to time requested by the Agent and, upon request of the Agent, make to each other party to each such Material Contract such demands and requests for information and reports or for action as such Borrower is entitled to make under such Material Contract.

           (j) Transactions with Affiliates. Conduct all transactions otherwise permitted under the Loan Documents with any of such Borrower's Affiliates (other than the other Borrowers) on terms that are fair and reasonable and no less favorable to such Borrower than it would obtain in a comparable arm's-length transaction with a Person not an Affiliate; PROVIDED, HOWEVER, that all Debt of any Borrower owing to any

Affiliate of such Borrower (other than another Borrower) shall be on terms acceptable to the Majority Lenders.

           (k) Maintenance of EBIT Coverage. Maintain, as of the end of each fiscal quarter of the Borrowers for the period beginning on the first day of the fiscal year which includes such quarter and ending on the last day of such quarter, EBIT Coverage of Cedar and its Consolidated Subsidiaries greater than
3.50 to 1. "EBIT Coverage" means, for any period, the ratio of EBIT of Cedar and its Consolidated Subsidiaries on a Consolidated basis for such period divided by Net Interest Expense for such period. "Net Interest Expense" means, for any period, (i) the sum of interest payable on, PLUS amortization of debt discount in respect of, Debt of Cedar and its Consolidated Subsidiaries on a Consolidated basis during such period, MINUS (ii) interest income of Cedar and its Consolidated Subsidiaries on a Consolidated Basis for such period.

           (l) Maintenance of Fixed Charge Coverage. Maintain, as of the end of each fiscal quarter of the Borrowers for the period beginning on the first day of the fiscal year which includes such quarter and ending on the last day of such quarter, Fixed Charge Coverage of Cedar and its Consolidated Subsidiaries greater than 1.0 to 1. "Fixed Charge Coverage" means, for any period, the ratio of EBITDA of Cedar and its Consolidated Subsidiaries on a Consolidated basis, to the sum of (i) Net Interest Expense for such period,
(ii) principal payments actually made on Funded Debt (other than Subordinated Debt and any Revolving Credit Advances) during such period, (iii) Capital Expenditures (except to the extent made from the proceeds of Capital Expenditure Debt) for such period, and (iv) cash dividends paid during such period, in each case of Cedar and its Consolidated Subsidiaries on a Consolidated basis.

           (m) Maintenance of Ratio of Modified Debt to Adjusted Net Worth. Maintain at all times the ratio of Consolidated Modified Debt of Cedar and its Consolidated Subsidiaries to Adjusted Net Worth at less than 1.75 to 1. "Adjusted Net Worth" means the sum of (i) the total amount of common and preferred stockholders' equity which would appear on a Consolidated balance sheet of Cedar and its Consolidated Subsidiaries, prepared in accordance with GAAP on a Consolidated basis, PLUS (ii) the aggregate outstanding principal amount of Subordinated Debt.

           (n) Maintenance of Current Ratio. Maintain at all times the ratio of Consolidated Current Assets to Consolidated Current Liabilities, in each case of Cedar and its Consolidated Subsidiaries, at greater than 1.20 to 1.

           (o) Adjusted Net Worth. Maintain Adjusted Net Worth greater than $25,000,000 at all times.

           (p)  Reporting Requirements.  Furnish to the Lenders:

            (i) as soon as possible and in any event within five days after the occurrence of each Default continuing on the date of such statement, a statement of the chief financial officer of Cedar setting forth details of such Default and the action that Cedar proposes to take with respect thereto;

           (ii) (A) as soon as available and in no event later than Wednesday of each week as of the close of business on the preceding Friday, a Borrowing Base Certificate in form and substance reasonably acceptable to the Agent, setting forth information regarding each Borrower's Borrowing Base and the Aggregate Borrowing Base, including a report of collections during such week and a detailed aging of all Receivables of all Borrowers, duly certified by the chief financial officer, the treasurer or the comptroller of Cedar, (B) as soon as available and in any event within 10 days after the end of each month, a detailed aging of all accounts payable of all Borrowers and a report setting forth each Receivable excluded from any Borrower's Borrowing Base, the name of the account debtor thereon and the status thereof, each certified by the chief financial officer, treasurer or controller of Cedar, and (C) as soon as available and in no event later than every second Wednesday, a certificate of the chief financial officer, treasurer or controller of Cedar as to the value (at the lower of cost (on a first-in-first-out basis) or fair market value) of Inventory of each Borrower, by location, as of the preceding Friday;

          (iii) as soon as available and in any event within 30 days after the end of each of the first 11 months (other than any such month which is the last month of a fiscal quarter in which case within 45 days after the end of the such month), of each fiscal year of the Borrowers, (A) an unaudited Consolidated balance sheet of Cedar and its Consolidated Subsidiaries as of the last day of such month and the related unaudited Consolidated statements of income, cash flow and shareholder's equity of Cedar and its Consolidated Subsidiaries for such month and for the fiscal year of the Borrowers through the end of such month, certified by the chief financial officer of Cedar as presenting fairly in accordance with GAAP (subject to normal audit adjustments and the absence of notes) the financial condition and results of operations of the Borrowers on a Consolidated basis as of such date and for the periods ended on such date and (B) if such month is the last month in any fiscal quarter of the Borrowers, (x) consolidating balance sheets of Cedar and its Consolidated Subsidiaries as of the last day of such fiscal quarter and the related consolidating statements of income, cash flow and shareholder's equity for the fiscal year of the Borrowers through the end of such fiscal quarter, (y) a comparison of operating performance for such fiscal quarter and for such fiscal year through the end of such fiscal quarter against comparable figures for the preceding fiscal year and against the operating budget for such fiscal year, and (z) a Compliance Certificate. "Compliance Certificate" means a certificate in substantially the form of EXHIBIT L, delivered by the chief financial officer of Cedar, containing a certification to the effect that the accompanying financial statements present fairly in accordance with GAAP (subject to normal audit adjustments and the absence of notes) the Consolidated financial position and results of operations of Cedar and its Consolidated Subsidiaries as of the dates and for the current periods ended on such dates of the accompanying financial statements, and a certification to the effect that the Borrowers were in compliance with the covenants set forth in SECTIONS 6.01(k), (l), (m), (n) and (o) as of the end of or for the relevant fiscal period, or if such was not the case, setting out in reasonable detail the nature of such non-compliance and what steps are proposed and are being taken to cure such non-compliance, accompanied by the computation in reasonable detail of the ratios included in such financial covenants;

           (iv) as soon as available and in any event within 90 days after the end of each fiscal year of Cedar, (A) a copy of the annual report for such year for Cedar and its Subsidiaries, containing the audited, Consolidated balance sheet of Cedar and its Consolidated subsidiaries as of the last day of such fiscal year and the related Consolidated statements of income, cashflow and shareholders equity for such fiscal year, certified in a manner acceptable to the Majority Lenders by Price Waterhouse & Co. or any other independent public accountants selected by Cedar and acceptable to the Majority Lenders, and (B) unaudited consolidating balance sheets and income statements of each of Cedar, Potash and VCC for such year, certified in a Compliance Certificate as for Cedar and its Consolidated Subsidiaries, described above;

            (v) as soon as available and in any event no later than the 31st day after the beginning of each fiscal year, an annual operating budget for such fiscal year for each Borrower including, on a Consolidated basis, monthly projected balance sheets, income statements, cash flow statements and projected Borrowing Base and usage of Revolving Credit Advances for and during such fiscal year prepared by management of such Borrower and Cedar, in form and substance satisfactory to the Lenders;

           (vi) promptly and in any event within 10 days after any Borrower or any ERISA Affiliate of any Borrower knows or has reason to know that any ERISA Event has occurred, a statement of the chief financial officer of such Borrower or such ERISA Affiliate describing such ERISA Event and the action, if any, that such Borrower or such ERISA Affiliate proposes to take with respect thereto;

          (vii) promptly and in any event within five Business Days after receipt thereof by any Borrower or any ERISA Affiliate of any Borrower, copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan;

         (viii) promptly and in any event within 30 days after the filing thereof with the Internal Revenue Service, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Plan;

           (ix) promptly and in any event within five Business Days after receipt thereof by any Borrower or any ERISA Affiliate of any Borrower from the sponsor of a Multiemployer Plan, a copy of each notice received by such Borrower or ERISA Affiliate concerning (A) the imposition of Withdrawal Liability by any Multiemployer Plan, (B) the reorganization or termination, within the meaning of Title IV of ERISA, of any Multiemployer Plan or (C) the amount of liability incurred, or that may be incurred, by such Borrower or ERISA Affiliate in connection with any event described in clause (A) or (B);

            (x) promptly after the commencement thereof, notice of all material actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting any Borrower of the type described in
      SECTION 5.01(h);

           (xi) promptly after the furnishing thereof, copies of any statement or report furnished to any holder of the securities of any Borrower pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to any other clause of this SECTION 6.01(p);

          (xii) promptly upon receipt thereof, copies of all significant notices, requests and other documents received by any Borrower under or pursuant to any Material Contract and, from time to time upon request by the Agent, such information and reports regarding the Material Contracts as the Agent may reasonably request;

         (xiii) promptly after the creation of any Permitted Encumbrance, a notice substantially in the form of EXHIBIT J hereto;

          (xiv) within thirty days after the end of each calendar month, a sales variance report analysis with respect to such month; and

          (xv) such other information respecting the business, condition (financial or otherwise), operations, performance, properties or prospects of any Borrower as any Lender may from time to time reasonably request.

           (q) Environmental Monitoring. Continue to maintain a system to assure and monitor continued compliance with all applicable Environmental Law, the non-compliance with which may materially adversely affect the value of any Real Property or any Leasehold or the value of the Collateral (taken as a whole), which system shall include annual reviews of such compliance by employees or agents of the relevant Borrower who are familiar with the requirements of applicable Environmental Laws.

           (r) Environmental Requirements. (i) In addition to, and not in derogation of, the requirements of SECTIONS 6.01(a) AND 6.01(p) and of the Collateral Documents, comply with all Environmental Laws and all other applicable laws relating to occupational health and safety (except for instances of noncompliance that, singly or in the aggregate, could not have a materially adverse effect on and Borrower) and promptly notify the Agent of its receipt of any notice of a violation of any such Environmental Laws or other applicable law and indemnify and hold the Agent and the Lenders harmless from all loss, cost, damage, liability, claim and expense incurred by or imposed upon the Agent or any Lender on account of any Borrower's failure to perform its obligations under this SECTION 6.01(r).

      (ii) Whenever a Borrower gives notice to the Agent pursuant to this
SECTION 6.01(r) with respect to a matter that reasonably could be expected to result in liability to any Borrower in excess of $250,000 in the aggregate (other than in respect of any matter identified on SCHEDULE 5.01(h)), such Borrower shall, at the Agent's request and such Borrower's expense (i) cause an independent environmental engineer acceptable to the Agent to conduct an assessment, including tests where necessary, of the site where the noncompliance or alleged noncompliance with Environmental Laws has occurred and prepare and deliver to the Agent a report setting forth the results of such assessments or tests, a proposed plan to bring such Borrower into compliance with such Environmental Laws, if necessary, and an estimate of the costs thereof, and (ii) provide to the Agent a supplemental report of such engineer whenever the scope of the noncompliance, or the response thereto or the estimated costs thereof, shall materially adversely change.

           (s) As to the Leaseholds. Upon the request of the Agent, promptly deliver to the Agent a true and complete copy of each lease of any Leasehold and of each amendment or modification thereof, supplement thereto and waiver or consent with respect thereto, and, at the request of the Agent, allow the inspection and copying of such leases, amendments, modifications, supplements, waivers and consents by representatives of the Agent.

           (t) As to Real Property. Use its best efforts to cause all Real Property and Leaseholds of a Borrower, together with any goods located or to be located thereon which may constitute "fixtures" within the meaning of Article 9 of the UCC, to be subjected to duly recorded, valid, first-priority mortgage liens and security interests in favor of the Agent for the benefit of the Lenders, in each case as security for the payment of the Obligations of such Borrower to the Lenders and to the Agent under this Agreement, the Notes and the other Loan Documents, and in each case whether for principal, interest, fees, commission or otherwise. Such "best efforts" required hereunder shall, without limitation, include the payment of fees and premiums for the obtaining of title insurance (other than in respect of the Real Property and Leasehold covered by the Mortgage made by Potash) for the benefit of the Agent and the Lenders.

           (u) Location of Inventory. Locate all Inventory at Principal Locations (as defined in the Security Agreements), EXCEPT for Inventory with an aggregate fair market value for all Borrowers not to exceed $2,000,000 at any one time.

           SECTION 6.02. Negative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, each Borrower agrees that it will not (and Cedar agrees that it will not permit Potash or VCC to), without the written consent of the Lenders as provided in SECTION 9.01:

           (a)   Liens, Etc.   Create, incur, assume or suffer to exist, any
Lien on or with respect to any of its properties of any character (including, without limitation, accounts) whether now owned or hereafter acquired, or sign or file, under the Uniform Commercial Code of any jurisdiction, a financing statement that names Cedar, Potash or VCC, as the case may be, as debtor, or sign any security agreement authorizing any secured party thereunder to file such financing statement, or assign any accounts, EXCLUDING, HOWEVER, from the operation of the foregoing restrictions the following:

            (i) Liens created by or pursuant to the Loan Documents;

           (ii) Permitted Liens, Existing Encumbrances, Liens arising in connection with Capital Lease Obligations and Permitted Encumbrances; PROVIDED that the aggregate principal amount of the outstanding obligations secured by all Permitted Liens, Existing Encumbrances, Liens arising in connection with Capital Lease Obligations and Permitted Encumbrances from time to time shall not at any time exceed $2,000,000 for all Borrowers;

         (iii) Capital Expenditure Liens, but only to the extent that such Liens secure only Capital Expenditure Debt permitted pursuant to SECTION 6.02(b)(vi); and

          (iv) the replacement, extension or renewal of any Lien permitted by clauses (i) and (ii) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase of principal amount) of the obligations secured thereby.

           (b) Debt. Create, incur, assume or suffer to exist any Debt other than (without duplication):

            (i) Debt under the Loan Documents,

           (ii) the Cedar Subordinated Debt,

          (iii) Debt of a Borrower secured by Liens permitted by SECTION 6.02(a)(ii) not to exceed in the aggregate, on a Consolidated basis, $2,000,000 at any one time outstanding as and to the extent permitted to be secured by SECTION 6.02(a)(ii),

           (iv) the Existing Debt other than any such Debt that is to be repaid on the Effective Date,

           (v) endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business,

          (vi) Capital Expenditure Debt incurred by a Borrower after the Effective Date and after the Lenders shall have declined to make additional financing available to such Borrower to acquire the property acquired by such Borrower with the proceeds of such Capital Expenditure Debt, to the extent that the aggregate outstanding principal amount of all such Capital Expenditure Debt of the Borrowers on a Consolidated Basis shall not exceed in any year listed below, the amount indicated opposite such year:

           Year                               Amount
           ----                               ------
           1993                               $3,000,000
           1994                               $6,000,000
           1995                               $9,000,000

         (vii) Subordinated Debt owed to any Affiliate of a Borrower, which Debt is on terms approved by the Majority Lenders,

         (viii) Debt owing by the Borrowers or any of them to TRI during any period selected pursuant to SECTION 2.01(b), PROVIDED that the terms of such debt do not require repayment thereof (x) prior to the end of such period or (y) if any Default shall have occurred and be continuing on the last day of such period (or if such last day is not a Business Day, then on the next succeeding Business Day), and

           (ix) Debt owing by any Borrower to another Borrower, PROVIDED that all such Debt shall be reflected as such in the books and records of each Borrower that is, as to any other Borrower, a borrower or lender.

           (c) Lease Obligations. Create, incur, assume or suffer to exist any obligation as lessee (other than leases of Leaseholds consisting of potash mining property located in New Mexico under which Potash is the lessee) (i) for the rental or hire of real or personal property in connection with any sale and leaseback transaction, or (ii) for the rental or hire of other real or personal property of any kind under leases or agreements to lease having an original term of one year or more that would cause the direct or contingent liabilities of all Borrowers in respect of all such obligations to exceed $5,000,000 payable in any period of 12 consecutive months.

           (d) Mergers, Etc. Merge with or into or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, or acquire all or substantially all of the assets of, any Person.

           (e) Sales, Etc, of Assets. Sell, lease, transfer or otherwise dispose of any substantial part of its respective assets or property, including (without limitation) any manufacturing plant or substantially all assets or property constituting the business of a division, branch or other unit of operation, except (i) sales of inventory in the ordinary course of its business and (ii) sales of assets or property no longer used or useful in its business, and having a book value or fair market value (whichever is greater) in an aggregate amount not to exceed $300,000 in any year for all Borrowers, and not to exceed $750,000 in cumulative total.

           (f) Investments in Other Persons. Make any loan or advance to any Person exceeding at any one time outstanding an aggregate for all Borrowers together of $250,000 for all such loans and advances, or purchase or otherwise acquire any capital stock, warrants, rights, options, obligations or other securities of, or make any capital contribution to, or otherwise invest in, any Person; PROVIDED, HOWEVER, that nothing in this subsection shall prevent any Borrower from making loans or advances to any other Borrower in accordance with
SECTION 6.02(b)(ix) or from acquiring and holding Permitted Investments in an aggregate principal amount of not more than $3,000,000 at any time outstanding or prevent Cedar from owning or holding the capital stock of Potash and VCC.

           (g) Dividends, Etc. Declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its capital stock or any warrants, rights or options to acquire such capital stock, now or hereafter outstanding, return any capital to its stockholders as such, or make any distribution of assets, capital stock, warrants, rights, options, obligations or securities to its stockholders as such, except that each of Potash and VCC may declare and pay dividends or make other distributions to Cedar and Cedar may (i) declare and deliver dividends and distributions payable only in common stock of Cedar, (ii) purchase, redeem, retire, defease or otherwise acquire shares of its capital stock with the proceeds received from the issue of new shares of its capital stock with equal or inferior voting powers, designations, preferences and rights, and (iii) provided no Default shall have occurred and be continuing on the date of any such declaration or payment or would result from such payment, at any time after the Effective Date declare or pay cash dividends to its stockholders and purchase, redeem or otherwise acquire shares of its capital stock or warrants, rights or options to acquire any such shares for cash, to the extent that after giving effect thereto, the sum (without duplication) of all such declarations and payments made on or after the Effective Date does not exceed in total an amount equal to the sum of $1,000,000, plus 50% of the Consolidated net income of Cedar and its Consolidated Subsidiaries for the period beginning January 1, 1993 and ending on the date of declaration or payment.

           (h)  Change in Fiscal Year.  Change its fiscal year.

           (i) Change in Nature of Business. Make any material change in the nature of its business as carried on at the date hereof.

           (j) Charter Amendments. Amend its certificate of incorporation or bylaws.

           (k) Accounting Changes. Make or permit any change in accounting policies or reporting practices, except as required or permitted by GAAP.

           (l) Prepayments, Etc. of Debt. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Existing Debt (other than the Advances), or amend, modify or change in any manner any term or condition of any such Debt, EXCEPT that if on July 31 of 1993, 1994 or 1995 and on the date such amount (or any portion thereof) is paid, no Default has occurred and is continuing or would exist after giving effect to such payment, Cedar may repay outstanding principal of the Cedar Subordinated Debt in an amount not greater than $666,667 in respect of each such year, on a cumulative basis, and, at any time after receipt by the Lenders of audited financial statements for the fiscal year of Cedar ending December 31, 1994, as contemplated by the provisions of SECTION 6.01(p)(iv), demonstrating that no Default has occurred and is continuing or would result from such payment, Cedar may repay outstanding principal of Cedar Subordinated Debt in an additional amount not greater than $3,500,000, PROVIDED that on the date or dates of payment of such amount (or any portion thereof) no Default shall have occurred and be continuing or would result from such payment.

           (m) Amendment, Etc. of Material Contracts. Cancel or terminate any Material Contract or consent to or accept any cancellation or termination thereof, amend or otherwise modify any Material Contract or give any consent, waiver or approval thereunder, waive any default under or breach of any Material Contract, agree in any manner to any other amendment, modification or change of any term or condition of any Material Contract or take any other action in connection with any Material Contract that would impair the value of the interests or rights of any Borrower thereunder or that would impair the interests or rights of the Agent or any Lender.

           (n) Proceeds. Use any of the proceeds of any Advance to carry or acquire any equity security of a class that is registered pursuant to Section 12 of the Securities Exchange Act of 1934 or to carry or acquire any item of the Permitted Portfolio.

           (o) Amendment of Subordinated Debt Agreement. Permit the Subordinated Debt Agreement to be amended, modified or supplemented (other than in accordance with the provisions of SECTION 6.02(l)).

           SECTION 6.03. Collection of Receivables. Until this Agreement has been terminated and all Borrowers' Obligations have been irrevocably paid in full, unless the Lenders shall otherwise consent as provided in SECTION 9.01(a):

           (a) Collection of Receivables. Each Borrower will cause all moneys, checks, notes, drafts and other payments relating to or constituting proceeds of Receivables of such Borrower, or of any other Collateral, to be forwarded to an Agency Account in accordance with the procedures set out in the corresponding Agency Account Agreement, and in particular each Borrower will:

                (i) advise each account debtor to address all remittances with respect to amounts payable on account of any Receivables to a specified Agency Account, and

               (ii) stamp all invoices relating to any such amounts with a legend satisfactory to the Agent indicating that payment is to be made to such Borrower via a specified Agency Account.

           (b) Each Agency Account Agreement shall provide that all deposits in each Agency Account be transmitted daily by wire transfer or depository transfer check or automated clearing house (ACH) transfer in accordance with procedures set forth in such Agency Account Agreement to the Agent at the Agent's Office:

                (i) for credit on account of the Obligations of such Borrower, whether direct or under the Guarantee, as provided in SECTION 2.05(a)(iii) such credits to be entered as of the Business Day after receipt and to be conditional upon final payment in cash or solvent credits of the items giving rise to them, and

               (ii) with respect to the balance, so long as no Default has occurred and is continuing, for transfer by wire transfer or depository transfer check or ACH transfer to a Controlled Disbursement Account or, in the absence of a Controlled Disbursement Account, to such other account as such Borrower and the Agent shall agree from time to time.

           (c) Any moneys, checks, notes, drafts or other payments referred to in SUBSECTION (a) of this SECTION 6.03 which are received by or on behalf of a Borrower will be held in trust for the Agent and will be delivered to a Clearing Bank, as promptly as possible, in the exact form received, together with any necessary endorsements for deposit in the Agency Account maintained with such Clearing Bank and processing in accordance with the terms of the corresponding Agency Account Agreement.

                                  ARTICLE VII

                               EVENTS OF DEFAULT

           SECTION 7.01. Events of Default. If any of the following events ("Events of Default") shall occur and be continuing:

           (a) Any Borrower shall fail to pay any principal of any Advance when due (whether at stated maturity or by mandatory prepayment, acceleration or otherwise), or fail to pay any interest on any Advance within two Business Days after such interest shall be due, or fail to make any other payment (other than payments of principal) under any Loan Document within two Business Days after such payment shall be due; or

           (b) Any representation or warranty made by any Borrower (or any of its officers) under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made; or

           (c) Any Borrower shall fail to perform or observe any term, covenant or agreement contained in SECTION 6.01(k), (l), (m), (n), (o), 6.01(p)(i), 6.02 or 6.03 for a period of five Business Days or shall fail to perform any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for 10 Business Days after written notice thereof shall have been given to such Borrower by the Agent or any Lender; or

           (d) Any Borrower shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Debt (but excluding Debt outstanding hereunder and unsecured Debt of a Borrower incurred in the ordinary course of such Borrower's business for the deferred purchase price of property or services, in an aggregate amount for all Borrowers not to exceed $1,000,000 at any time) of such Borrower, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt or any such Debt shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

           (e) Any Borrower shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Borrower seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property, and, in the case of such a proceeding instituted by a Person other than a Borrower, such proceeding shall not have been dismissed within 60 days of its filing; or any Borrower shall take any corporate action to authorize any of the actions set forth above in this SUBSECTION (e); or

           (f) Any judgment or order for the payment of money in excess of $250,000 shall be rendered against any Borrower and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

           (g) Any non-monetary judgment or order shall be rendered against any Borrower that would materially adversely affect (i) the business, condition (financial or otherwise), operations, performance, properties or prospects of any Borrower, (ii) the ability of any Borrower to perform its obligations under any Loan Document to which it is a party or (iii) the rights and remedies of the Agent or the Lenders under any Loan Document and, there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

           (h) Any provision of any Loan Document after delivery thereof pursuant to SECTION 4.01 shall for any reason cease to be valid and binding on or enforceable against any Borrower party to it, or any Borrower shall so state in writing; or

           (i)  Any Collateral Document after delivery thereof pursuant to
SECTION 4.01 shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected Lien on the Collateral purported to be covered thereby, which Lien shall be junior in priority only to Liens expressly permitted under SECTION 6.02(a); or

           (j) Arie Genger shall at any time for any reason other than his death cease to own and control the majority of the outstanding voting stock of TRI; or

           (k) TRI shall at any time for any reason cease to be the beneficial owner, directly or indirectly, of all of the capital stock of any Borrower or Cedar shall at any time for any reason cease to be the beneficial owner, directly or indirectly, of all of the capital stock of Potash or VCC; or

           (l) Any ERISA Event shall have occurred with respect to a Plan and, 30 days after notice thereof shall have been given to the Borrower by the Agent, (i) such ERISA Event shall still exist and (ii) the sum (determined as of the date of occurrence of such ERISA Event) of the Insufficiency of such Plan and the Insufficiency of any and all other Plans with respect to which an ERISA Event shall have occurred and then exist (or, in the case of a Plan with respect to which an ERISA Event described in clause (c) through (f) of the definition of ERISA Event shall have occurred and then exist, the liability related thereto) is equal to or greater than $3,000,000; or

           (m) Any Borrower or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Borrower or ERISA Affiliate has incurred Withdrawal Liability to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Borrowers and their ERISA Affiliates in connection with Withdrawal Liabilities (determined as of the date of such notification), exceeds $1,000,000 or requires payments exceeding $500,000 per annum; or

           (n) Any Borrower or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if, as a result of such reorganization or termination, the aggregate annual contributions of the Borrowers and their ERISA Affiliates to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan year of each such Multiemployer Plan immediately preceding the plan year in which such reorganization or termination occurs by an amount exceeding $500,000; or

           (o) Any Borrower or any ERISA Affiliate shall have committed a failure described in Section 302(f)(1) of ERISA and the amount determined under
Section 302(f)(3) of ERISA is equal to or greater than $500,000; or

           (p) There shall occur in the reasonable judgment of the Majority Lenders any material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of any Borrower; or

           (q) There shall have occurred and be continuing any Event of Default, as defined in the Mortgages; or

           (r)  The Pledge Agreement, after delivery thereof pursuant to
SECTION 4.01, shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority lien on the Pledged Collateral;

then, and in any such event, the Agent (i) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrowers, declare the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, (ii) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrowers, declare the Notes, all interest thereon and all other amounts payable under this Agreement, the Letters of Credit, and the other Loan Documents to be forthwith due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Borrower and (iii) shall at the request, or may with the consent, of the Majority Lenders, demand the immediate deposit of cash collateral by the Borrowers in a non-interest-bearing demand deposit account with the Agent or such other institution as the Agent may designate in an amount equal to the aggregate undrawn face amount of the Letters of Credit then outstanding in order to further secure repayment of all advances under the Letters of Credit, which deposits shall remain collateral until all of the Letters of Credit have expired or been surrendered for payment or cancellation; PROVIDED, HOWEVER, that in the event of an actual or deemed entry of an order for relief with respect to any Borrower under the Federal Bankruptcy Code, (x) the obligation of each Lender to make Advances shall automatically be terminated, (y) the Notes, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by each Borrower and (z) the Borrowers shall be required to make the deposit of cash collateral securing the Letters of Credit.

                                  ARTICLE VIII

                                   THE AGENT

           SECTION 8.01. Appointment of Agent. Each of the Lenders hereby irrevocably designates and appoints The First National Bank of Boston as the Agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes Agent, as the Agent for such Lender to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement and such other Loan Documents, including, without limitation, to make determinations as to the eligibility of Inventory and Receivables and to adjust the advance ratios contained in the definition of "Borrowing Base" (so long as such advance ratios, as adjusted, do not exceed those set forth in the definition of "Borrowing Base"), together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement or such other Loan Documents, the Agent shall not have any duties or responsibilities, except those expressly set forth herein and therein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or the other Loan Documents or otherwise exist against the Agent.

           SECTION 8.02. Delegation of Duties. The Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

           SECTION 8.03. Exculpatory Provisions. Neither the Agent nor any of its trustees, officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable to any Lender (or any Lender's participants) for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or the other Loan Documents (except for its or such Person's own gross negligence or willful misconduct), or (ii) responsible in any manner to any Lender (or any Lender's participants) for any recitals, statements, representations or warranties made by any Borrower or any officer thereof contained in this Agreement or the other Loan Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or the other Loan Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or the other Loan

Documents or for any failure of any Borrower to perform its obligations hereunder or thereunder. The Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement, or to inspect the properties, books or records of any Borrower.

           SECTION 8.04. Reliance by Agent. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to a Borrower), independent accountants and other experts selected by the Agent.
The Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless such Note shall have been transferred in accordance with
SECTION 9.07. The Agent shall be fully justified in failing or refusing to take any action under this Agreement and the other Loan Documents unless it shall first receive such advice or concurrence of the Majority Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the Notes in accordance with a request of the Majority Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Notes.

           SECTION 8.05. Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Agent has received notice from a Lender or a Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Agent receives such a notice, the Agent shall promptly give notice thereof to the Lenders. The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Majority Lenders; PROVIDED that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) continue making Revolving Credit Advances to the Borrowers on behalf of the Lenders in reliance on the provisions of SECTION 2.02(c) and take such other action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

           SECTION 8.06.  Non-Reliance on Agent and Other Lenders.  Each
Lender expressly acknowledges that neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Agent hereinafter taken, including any review of the affairs of any Borrower, shall be deemed to constitute any representation or warranty by the Agent to any Lender. Each Lender represents to the Agent that it has, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of each Borrower and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of each Borrower. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent hereunder or by the other Loan Documents, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of any Borrower which may come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

           SECTION 8.07. Indemnification. The Lenders agree to indemnify the Agent in its capacity as such (to the extent not reimbursed by a Borrower and without limiting the obligation of the Borrowers to do so), ratably according to their respective Revolving Credit Commitments, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Notes) be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement or the other Loan Documents, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; PROVIDED that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Agent's gross negligence or willful misconduct or resulting solely from transactions or occurrences that occur at a time after such Lender has assigned all of its interests, rights and obligations under this Agreement pursuant to
SECTION 9.07 or, in the case of a Lender to which an assignment is made hereunder pursuant to SECTION 9.07, at a time before such assignment. The agreements in this subsection shall survive the payment of the Notes, the Obligations of all Borrowers and all other amounts payable hereunder and the termination of this Agreement.

           SECTION 8.08. Agent in Its Individual Capacity. The Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrowers as if the Agent were not the Agent hereunder. With respect to its Revolving Credit Commitment, the Advances made or renewed by it and any Note issued to it and any Letter of Credit issued by it, the Agent shall have and may exercise the same rights and powers under this Agreement and the other Loan Documents and is subject to the same obligations and liabilities as and to the extent set forth herein and in the other Loan Documents for any other Lender. The terms "Lenders" or "Majority Lenders" or any other term shall, unless the context clearly otherwise indicates, include the Agent in its individual capacity as a Lender or one of the Majority Lenders.

           SECTION 8.09. Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and each Borrower and may be removed at any time with or without cause by the Majority Lenders. Upon any such resignation or removal, the Majority Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Majority Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent's giving of notice of resignation or the Majority Lenders' removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $50,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents. After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this ARTICLE VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

           SECTION 8.10. Notices from Agent to Lenders. The Agent shall promptly, upon receipt thereof, forward to each Lender copies of any written notices, reports or other information supplied to it by a Borrower (but which no Borrower is required to supply directly to the Lenders).

                                   ARTICLE IX

                                 MISCELLANEOUS

           SECTION 9.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement, the Notes, or the other Loan Documents nor consent to any departure by any Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; PROVIDED, HOWEVER, that no amendment, waiver or consent shall, unless in writing and signed by all of the Lenders, do any of the following: (i) waive any of the conditions specified in
SECTION 4.01 OR 4.02, (ii) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes or the number of Lenders that shall be required for the Lenders or any of them to take any action hereunder,
(iii) release any Collateral or Pledged Collateral, (iv) amend this SECTION 9.01, (v) increase the Commitments of the Lenders or subject the Lenders to any additional obligations, (vi) reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder or (vii) postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder; PROVIDED, FURTHER, that no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement or any Note.

           SECTION 9.02.  Notices, Etc.

           (a) Notices. All notices and other communications provided for hereunder shall, except as expressly provided otherwise, be in writing (including telegraphic, telecopy, telex or cable communication) and mailed, telegraphed, telecopied, telexed, cabled or delivered, if to any Borrower, at

           Cedar Chemical Corporation
           2414 Clark Tower
           5100 Poplar Avenue
           Memphis, Tennessee 38137
           Attention: John C. Bumpers

           and

           Trans-Resources, Inc.
           Nine West 57th Street
           New York, New York 10009
           Attention: Lester W. Youner
           with a copy to:

           Apperson, Crump, Duzane & Maxwell
           One Commerce Square Suite 2110
           Memphis, Tennessee  38103
           Attention: Allen T. Malone, Esq.

           and

           Rubin Baum Levin Constant & Friedman
           30 Rockefeller Center
           New York, New York 10112
           Attention: Edward Klimerman, Esq.

and if to any Lender, at its Lending Office specified opposite its name on
SCHEDULE I hereto or at its Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender; and if to the Agent, at its address at 400 Perimeter Center Terrace, Suite 745, Atlanta, Georgia 30346,
Attention: John K. Hood; or, as to the Borrowers or the Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Agent. All such notices and communications shall, when mailed, telegraphed, telecopied, telexed or cabled, be effective when deposited in the mails, delivered to the telegraph company, transmitted by telecopier, confirmed by telex answerback or delivered to the cable company, respectively, except that notices and communications to the Agent pursuant to ARTICLE II, IV or VIII shall not be effective until received by the Agent. A telephonic notice to the Agent, as understood by the Agent, will be deemed to be the controlling and proper notice in the event of a discrepancy with or failure to receive a confirming written notice.

           (b) Agent's Office. The Agent hereby designates its office located at 100 Federal Street, Boston, Massachusetts 02110, or any subsequent office which shall have been specified for such purpose by written notice to the Borrowers and the Lenders, as the office to which payments due are to be made and at which Advances will be disbursed.

           SECTION 9.03. No Waiver; Remedies. No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder or under any Note or other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein and in the other Loan Documents provided are cumulative and not exclusive of any remedies provided by law.

           SECTION 9.04. Costs, Expenses and Taxes. The Borrowers agree to pay on demand all costs and expenses in connection with the preparation, execution, delivery, administration, modification and amendment of the Loan Documents (including, without limitation, (i) the reasonable fees and expenses of counsel for the Agent with respect thereto and with respect to advising the Agent and any Lender as to their respective rights and responsibilities, or perfection, protection or preservation of rights or interests, under the Loan Documents (including, without limitation, the costs of any environmental appraisal obtained in connection therewith or enforcement thereof, including, without limitation, in connection with any foreclosure under any Security Document) and the reasonable fees and expenses of counsel for each Lender in connection with the review and negotiation of this Agreement and the other Loan Documents on and prior to the Effective Date and the occurrence of the Effective Date and (ii) all costs and expenses (including, without limitation, reasonable fees and expenses of counsel for the Agent and each Lender) in connection with the enforcement of the Loan Documents (whether through negotiations before or after the occurrence of any Default, legal proceedings (including, without limitation, any bankruptcy, insolvency or other similar proceeding affecting creditors' rights generally) or otherwise), all out-of-pocket expenses and a per diem charge of $500 per examiner in connection with field examinations required or permitted under the Loan Documents and any and all stamp and other taxes payable or determined to be payable in connection with the execution and delivery of the Loan Documents and agree to save the Agent and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes).

           SECTION 9.05. Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by SECTION 7.01 to authorize the Agent to declare the Notes due and payable pursuant to the provisions of
SECTION 7.01, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of any Borrower against any and all of the Obligations of the Borrowers, or any of them now or hereafter existing under this Agreement, the Notes or the other Loan Documents held by such Lender, irrespective of whether such Lender shall have made any demand under this Agreement, such Note or other Loan Document and although such obligations may be unmatured. Each Lender agrees promptly to notify the Borrowers, or any of them, after any such set-off and application made by such Lender; PROVIDED, HOWEVER, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each

Lender under this SECTION 9.05 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender may have.

           SECTION 9.06. Binding Effect. This Agreement shall be binding upon and inure to the benefit of Cedar, Potash, VCC, the Agent and each Lender and their respective successors and assigns, except that no Borrower shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

           SECTION 9.07. Assignments and Participations. (a) Each Lender may, with the prior written consent of the Borrowers and the Majority Lenders (other than such Lender), assign to one or more banks or other entities all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and the Note or Notes held by it); PROVIDED, HOWEVER, that (i) each such assignment shall be of a uniform, and not a varying, percentage of all of the assigning Lender's rights and obligations under this Agreement, (ii) except in the case of an assignment to a Person that immediately prior to such assignment was a Lender, the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000 and shall be an integral multiple of $100,000, (iii) each such assignment shall be to an Eligible Assignee and (iv) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note or Notes subject to such assignment and a processing and recordation fee of $2,000. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five Business Days after the delivery thereof to the Agent or, if so specified in such Assignment and Acceptance, the date of acceptance thereof by the Agent, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

           (b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto or any collateral (including without limitation the Collateral); (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower or the performance or observance by any Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in SECTION 5.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

           (c) The Agent shall maintain at the Agent's Office a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Advances owing to, each Lender from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by any Borrower or Lender at any reasonable time and from time to time upon reasonable prior notice.

           (d) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with the Notes subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of

EXHIBIT D hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to Cedar. Within five Business Days after Cedar's receipt of such notice, the Borrowers, at their own expense, shall execute and deliver to the Agent in exchange for each surrendered Note a new Note to the order of such Eligible Assignee in an amount equal to the Commitment assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has retained a Commitment hereunder, a new Note to the order of the assigning Lender in an amount equal to the Commitment retained by it hereunder. Such new Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Notes, shall be dated the effective date of such Assignment and Acceptance, and shall otherwise be in substantially the form of EXHIBIT A-1 or A-2 hereto, as the case may be.

           (e) Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Advances owing to it and the Note or Notes held by it); PROVIDED, HOWEVER, that (i) such Lender's obligations under this Agreement (including, without limitation, its Commitment to each Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement,
(iv) the Borrowers, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or release all or substantially all of the Collateral.

           (f) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this SECTION 9.07, disclose to the assignee or participant or proposed assignee or participant any information relating to the relevant Borrower furnished to such Lender by or on behalf of such Borrower; PROVIDED, HOWEVER, that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any confidential information relating to such Borrower received by it from such Lender.

           SECTION 9.08. Governing Law; Consent to Jurisdiction. THIS AGREEMENT AND THE NOTES, AND ALL CLAIMS AND DISPUTES ARISING OUT OF OR RELATING HERETO OR THERETO OR TO THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF GEORGIA, EXCEPT WHERE OTHERWISE SPECIFIED IN ANY LOAN DOCUMENT. EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF GEORGIA AND OF ANY FEDERAL COURT SITTING IN THE NORTHERN DISTRICT OF GEORGIA AND ANY APPELLATE COURT FROM ANY THEREOF. Nothing in this Section shall affect the right of any Lender or the Agent to bring any action or proceeding against the Borrowers or their respective property in the courts of any other jurisdictions or to enforce in any other jurisdiction any judgment obtained in a court sitting in Georgia.

           SECTION 9.09. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

           SECTION 9.10. Indemnification. The Borrowers hereby jointly and severally indemnify and hold the Agent and each Lender harmless from and against any and all claims damages, losses, liabilities, costs or expenses which the Agent or such Lender may incur or which may be claimed against the Agent or such Lender by any person or entity:

           (a) by reason of any inaccuracy or alleged inaccuracy in any material respect, or any untrue statement or alleged untrue statement of any material fact, contained in the written information provided by or on behalf of any Borrower to any Lender in connection with this Agreement or any other Loan Documents or the transactions contemplated hereby or thereby, or by reason of the omission or alleged omission to state therein a material fact necessary to make such statements, in the light of the circumstances under which they were made, not misleading;

           (b) by reason of or in connection with the execution, delivery or performance of this Agreement or any other Loan Document, or any transaction contemplated hereby or by any thereof; PROVIDED, HOWEVER, that the Borrowers shall not be required to indemnify the Agent or such Lender pursuant to this
SECTION 9.10(b) for any claims, damages, losses, liabilities, costs or expenses to the extent caused by the Agent's or such Lender's wilful misconduct or gross negligence; or

           (c) by reason of or in connection with the application of any Environmental Law to the operations or properties of any Borrower; PROVIDED, that such claims, damages, losses, liabilities, costs or expenses arise out of or relate to any of the Loan Documents or the transactions contemplated thereby.

           Nothing in this SECTION 9.10 is intended to limit the Borrowers' obligations contained in ARTICLE II. Without prejudice to the survival of any other obligation of any Borrower hereunder, the indemnities and obligations of all Borrowers contained in this SECTION 9.10 shall survive the payment in full of amounts payable pursuant to ARTICLE II.

           SECTION 9.11. Effect of Amendment and Restatement of Existing Credit Agreement. From and after the Effective Date, the Existing Credit Agreement is hereby amended and restated in its entirety. The Borrowers, the Lenders and the Agent acknowledge and agree that (i) this Agreement and the other Loan Documents executed and delivered in connection herewith do not constitute a novation, payment and reborrowing, or termination of the "Obligations" (as defined in the Existing Credit Agreement) under the Existing Credit Agreement as in effect prior to the Effective Date, (ii) such "Obligations" are in all respects continuing (as amended and restated hereby) with only the terms thereof being modified as provided in this Agreement, (iii) the Liens, assignments and security interests of the Agent, for its benefit and the benefit of the Lenders, created and granted under the Security Agreements, the Mortgages and the other Collateral Documents, securing the payment and performance of such "Obligations," are in all respects continuing and in full force and effect (as modified in connection with this Agreement) and secure the payment and performance of the Obligations (as defined in this Agreement), and
(iv) from and after the Effective Date, all references in any Loan Document to "the Credit Agreement" and other words or phrases referring to the Existing Credit Agreement, shall mean and be references to this Agreement.

           SECTION 9.12. Waiver of Jury Trial. EACH OF CEDAR, POTASH, VCC, THE AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.


                         CEDAR CHEMICAL CORPORATION


                         By:  /s/ John C. Bumpers
                              -----------------------------------
                              Name: John C. Bumpers
                              Title: Executive Vice President



                         NEW MEXICO POTASH CORPORATION


                         By:  /s/ John C. Bumpers
                              -----------------------------------
                              Name: John C. Bumpers
                              Title: Vice President



                         VICKSBURG CHEMICAL COMPANY


                         By:  /s/ John C. Bumpers
                              -----------------------------------
                              Name: John C. Bumpers
                              Title: Vice President



                         THE FIRST NATIONAL BANK OF BOSTON,
                           as Agent


                         By:  /s/ William C. Purinton
                              -----------------------------------
                              William C. Purinton
                              Vice President



                    Lenders



                         THE FIRST NATIONAL BANK OF BOSTON


                         By:  /s/ William C. Purinton
                              -----------------------------------
                              William C. Purinton
                              Vice President

                         NATIONSBANK OF GEORGIA, N.A.


                         By:  /s/ Joe Hardesty
                              -----------------------------------
                              Name: Joe Hardesty
                              Title: Senior Vice President